Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207374

Prospectus

$275,000,000

ACADIA HEALTHCARE COMPANY, INC.

EXCHANGE OFFER FOR

5.625% SENIOR NOTES DUE 2023

ISSUED ON SEPTEMBER 21, 2015

Offer (which we refer to as the “Exchange Offer”) for outstanding 5.625% Senior Notes due 2023 issued on September 21, 2015, in the aggregate principal amount of $275,000,000 (which we refer to as the “Outstanding Notes”), in exchange for up to $275,000,000 in aggregate principal amount of 5.625% Senior Notes due 2023 which have been registered under the Securities Act of 1933, as amended (which we refer to as the “Exchange Notes” and, together with the Outstanding Notes, the “notes”).

Material Terms of the Exchange Offer:

•	Expires 5:00 p.m., New York City time, on November 20, 2015, unless extended.

•	You may withdraw tendered Outstanding Notes any time before the expiration of the Exchange Offer.

•	Not subject to any condition other than that the Exchange Offer does not violate applicable law or any interpretation of the staff of the United States Securities and Exchange Commission (the “SEC”).

•	We can amend or terminate the Exchange Offer.

•	We will not receive any proceeds from the Exchange Offer.

•	The exchange of Outstanding Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Certain Material United States Federal Income Tax Considerations.”

Terms of the Exchange Notes:

•	The terms of the Exchange Notes are substantially identical to those of the Outstanding Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the Exchange Notes.

•	The Exchange Notes and the related guarantees will be our and the guarantors’ general unsecured senior obligations and will be subordinated to all of our and the guarantors’ existing and future secured debt to the extent of the assets securing that secured debt. In addition, the Exchange Notes will be effectively subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the Exchange Notes, to the extent of the assets of those subsidiaries.

•	The Exchange Notes will mature on February 15, 2023. The Exchange Notes will bear interest semi-annually in cash in arrears on February 15 and August 15 of each year. No interest will be paid on either the Exchange Notes or the Outstanding Notes at the time of the exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Outstanding Notes.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of the Exchange Notes.”

For a discussion of the specific risks that you should consider before tendering your Outstanding Notes in the Exchange Offer, see “Risk Factors” beginning on page 17 of this prospectus.

There is no established trading market for the Outstanding Notes or the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer who acquired Outstanding Notes as a result of market making or other trading activities may use this Exchange Offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

Neither the SEC nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2015

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Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). A broker-dealer who acquired Outstanding Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the Exchange Offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such an offer or solicitation. The information in this prospectus is accurate only as of the date on its cover page and any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our 5.625% Senior Notes due 2023.

This prospectus incorporates important business and financial information about the company that is not included in or delivered with this document. For more information regarding the documents incorporated by reference into this prospectus, see “Incorporation of Certain Documents by Reference” on page 119. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to:

Acadia Healthcare Company, Inc.

Attention: Chief Financial Officer

6100 Tower Circle, Suite 1000

Franklin, Tennessee 37067

Telephone: (615) 861-6000

In order to obtain timely delivery, security holders must request the information no later than five business days before November 20, 2015, the expiration date of the Exchange Offer.

NON-GAAP FINANCIAL MEASURES

We have included certain financial measures in this prospectus, including pro forma EBITDA and pro forma adjusted EBITDA, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define pro forma EBITDA as pro forma net income adjusted for loss (income) from discontinued operations, net interest expense, income tax provision (benefit) and depreciation and amortization. We define pro forma adjusted EBITDA as pro forma EBITDA adjusted for equity-based compensation expense, cost savings synergies, debt extinguishment costs, transaction-related expenses and other non-recurring costs. For a reconciliation of pro forma net income to pro forma adjusted EBITDA, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial Data and Unaudited Pro Forma Condensed Combined Financial Data.”

Pro forma EBITDA and pro forma adjusted EBITDA, as presented in, or incorporated into, this prospectus, are supplemental measures of our performance and are not required by, or presented in accordance with, GAAP. Pro forma EBITDA and pro forma adjusted EBITDA are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of pro forma EBITDA and pro forma adjusted EBITDA may not be calculated similarly to, and therefore may not be comparable to, similarly titled measures of other companies and are not measures of performance calculated in accordance with GAAP. We have included information concerning pro forma EBITDA and pro forma adjusted EBITDA in prospectus because we believe that such information is used by certain investors as measures of a company’s historical performance and by securities analysts, investors and other interested parties in the evaluation of issuers of debt securities, many of which present EBITDA and adjusted EBITDA when reporting their results. Our presentation of pro forma EBITDA and pro forma adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

MARKET AND INDUSTRY DATA

We obtained the market and competitive position data used throughout this prospectus and in the documents incorporated by reference herein from our own research, surveys or studies conducted by third parties and industry or general publications. Such surveys, studies and publications generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified the information, and we have not ascertained the underlying economic assumptions relied upon therein, and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources. Our estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and in similarly titled sections in our reports that we file with the SEC.

CAUTIONARY NOTE REGARDING FINANCIAL INFORMATION

The audited consolidated financial statements as of and for the financial years ended December 31, 2013, 2012 and 2011 and the unaudited consolidated financial statements as of and for the six months ended June 30, 2014 relating to Partnerships in Care that are incorporated by reference into this prospectus have been prepared in accordance with United Kingdom Accounting Standards, or U.K. GAAP. U.K. GAAP differs in certain respects from generally accepted accounting principles in the United States, or U.S. GAAP. Partnerships in Care has not prepared and does not currently intend to prepare its financial statements in accordance with U.S. GAAP. A reconciliation to U.S. GAAP is included in the Partnerships in Care financial statements. Acadia completed the acquisition of Partnerships in Care on July 1, 2014 and all results of operations of Partnerships in Care subsequent to such date are reflected in Acadia’s financial statements. Unless otherwise noted, all references to GAAP in this prospectus refer to U.S. GAAP.

This prospectus contains and incorporates by reference certain unaudited financial information that is presented on a pro forma basis assuming that the acquisitions of CRC Health Group, Inc. (“CRC”) and Partnerships in Care, as well as certain other acquisitions, occurred as of January 1, 2014. The unaudited pro forma financial information has been prepared using the acquisition method of accounting for business combinations under GAAP.

The unaudited pro forma financial information is for illustrative purposes only and does not purport to represent what our financial condition or results of operations actually would have been had the events in fact occurred on the assumed date or to project our financial condition or results of operations for any future date or future period. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and notes thereto elsewhere in this prospectus and the financial statements of Acadia in other reports that we have filed with the SEC and incorporated by reference herein.

CURRENCY EXCHANGE RATE

This prospectus contains translations of amounts denominated in British Pounds Sterling into U.S. dollars at specific rates solely for the convenience of the prospectus recipients. Certain financial information for Partnerships in Care presented herein is translated to U.S. dollars based on the historical exchange rates set forth in the financial statements of Partnerships in Care appearing in this prospectus or incorporated by reference herein. We make no representation that any amounts denominated in either British Pounds Sterling or U.S. dollars could have been, or could be, converted into either British Pounds Sterling or U.S. dollars, as applicable, at any particular rate, at the rates stated in this prospectus, or at all.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements include any statements that address future results or occurrences. In some cases you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “would,” “should,” “could” or the negative thereof. Generally, the words “anticipate,” “believe,” “continue,” “expect,” “intend,” “estimate,” “project,” “plan” and similar expressions identify forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contain forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors, many of which are outside of our control, which could cause our actual results, performance or achievements to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	our significant indebtedness, our ability to meet our debt obligations, and our ability to incur substantially more debt;

•	difficulties in successfully integrating the operations of acquired facilities, including those acquired in the CRC and Partnerships in Care acquisitions, or realizing the potential benefits and synergies of these acquisitions;

•	our ability to implement our business strategies in the United Kingdom and adapt to the regulatory and business environment in the United Kingdom;

•	the impact of payments received from the government and third-party payors on our revenues and results of operations, including the significant dependence of the Partnerships in Care facilities on payments received from the National Health Service in the United Kingdom, or NHS;

•	the occurrence of patient incidents, which could result in negative media coverage, adversely affect the price of our securities and result in incremental regulatory burdens and governmental investigations;

•	our future cash flow and earnings;

•	our restrictive covenants, which may restrict our business and financing activities;

•	our ability to make payments on our financing arrangements;

•	the impact of the economic and employment conditions in the United States and the United Kingdom on our business and future results of operations;

•	compliance with laws and government regulations;

•	the impact of claims brought against our facilities;

•	the impact of governmental investigations, regulatory actions and whistleblower lawsuits;

•	the impact of healthcare reform in the United States and abroad;

•	the impact of our highly competitive industry on patient volumes;

•	our ability to recruit and retain quality psychiatrists and other physicians;

•	the impact of competition for staffing on our labor costs and profitability;

•	our dependence on key management personnel, key executives and local facility management personnel;

•	our acquisition strategy, which exposes us to a variety of operational and financial risks, as well as legal and regulatory risks (e.g., exposure to the new regulatory regimes such as the United Kingdom for Partnerships in Care and various investigations relating to CRC);

•	the impact of state efforts to regulate the construction or expansion of healthcare facilities (including those from CRC and Partnerships in Care) on our ability to operate and expand our operations;

•	our potential inability to extend leases at expiration;

•	the impact of controls designed to reduce inpatient services on our revenues;

•	the impact of different interpretations of accounting principles on our results of operations or financial condition;

•	the impact of environmental, health and safety laws and regulations, especially in states where we have concentrated operations;

•	the impact of an increase in uninsured and underinsured patients or the deterioration in the collectability of the accounts of such patients on our results of operations;

•	the risk of a cyber-security incident and any resulting violation of laws and regulations regarding information privacy or other negative impact;

•	the impact of laws and regulations relating to privacy and security of patient health information and standards for electronic transactions;

•	the impact of a change in the mix of our earnings, and changes in tax rates and laws generally;

•	failure to maintain effective internal control over financial reporting;

•	the impact of fluctuations in our operating results, quarter to quarter earnings and other factors on the price of our securities;

•	the impact of our equity sponsor’s rights over certain company matters;

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•	the impact of the trend for insurance companies and managed care organizations to enter into sole source contracts on our ability to obtain patients;

•	the impact of fluctuations in foreign exchange rates; and

•	those risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. These forward-looking statements are made only as of the date of this prospectus. Except as otherwise required by applicable law, we do not undertake and expressly disclaim any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to participate in the Exchange Offer. You should carefully read the entire prospectus and the information incorporated herein by reference, including the section entitled “Risk Factors” beginning on page 17 and the financial statements and notes thereto included elsewhere in or incorporated by reference in this prospectus.

In this prospectus, unless the context requires otherwise, references to “Acadia,” the “Company,” “we,” “us” or “our” refer to Acadia Healthcare Company, Inc., together with its consolidated subsidiaries. When we refer to our operations or results “on a pro forma basis,” we mean the statement is made as if the CRC and Partnerships in Care acquisitions had been completed as of the date stated or as of the beginning of the period referenced.

Our Company

We are the leading publicly traded pure-play provider of behavioral healthcare services, with operations in the United States and the United Kingdom. As of June 30, 2015, we operated 223 behavioral healthcare facilities with over 9,000 beds in 37 states, the United Kingdom and Puerto Rico. We believe that our primary focus on the provision of behavioral healthcare services allows us to operate more efficiently and provide higher quality care than our competitors. For the year ended December 31, 2014, we generated revenue of $1.0 billion. On a pro forma basis for the six months ended June 30, 2015, giving effect to the acquisitions of CRC and several immaterial acquisitions, we would have generated pro forma revenue of approximately $937.4 million, pro forma net income of approximately $70.1 million and pro forma adjusted EBITDA of $214.6 million. A reconciliation of pro forma net income to pro forma adjusted EBITDA appears on page 15 of this prospectus.

Our inpatient facilities offer a wide range of inpatient behavioral healthcare services for children, adolescents and adults. We offer these services through a combination of acute inpatient psychiatric and specialty facilities and residential treatment centers (“RTCs”). Our acute inpatient psychiatric and specialty facilities provide the most intensive level of care, including 24-hour skilled nursing observation and care, daily interventions and oversight by a psychiatrist and intensive, highly coordinated treatment by a physician-led team of mental health professionals. Our RTCs offer longer-term treatment programs primarily for children and adolescents with long-standing chronic behavioral health problems. Our RTCs provide physician-led, multi-disciplinary treatments that address the overall medical, psychiatric, social and academic needs of the patient. During the year ended December 31, 2014, we acquired 27 facilities and added 378 new beds to our existing facilities. For the year ending December 31, 2015, we expect to add approximately 500 total beds to facilities we owned as of December 31, 2014.

Our outpatient community-based services provide therapeutic treatment to children and adolescents who have a clinically defined emotional, psychiatric or chemical dependency disorder while enabling patients to remain at home and within their community. Many patients who participate in community-based programs have transitioned out of a residential facility or have a disorder that does not require placement in a facility that provides 24-hour care.

Acquisition of CRC

On February 11, 2015, we completed our acquisition of CRC, a leading provider of treatment services related to substance abuse and other addiction and behavioral disorders, for total consideration of approximately $1.3 billion. At the acquisition date, CRC operated 35 inpatient facilities with over 2,400 beds and 81 comprehensive treatment centers located in 30 states, treating approximately 44,000 patients daily.

We expect to realize significant benefits from the acquisition of CRC. Our rationale for the acquisition included the following:

•	Add a leading specialized behavioral healthcare provider in the U.S. to our platform, including substance abuse treatment and other specialty programs through 116 facilities nationwide, treating approximately 44,000 patients per day;

•	Capitalize on growth opportunities driven by underlying fundamental trends in addiction and behavioral health services;

•	Diversify our business and payor mix, providing a more complete behavioral healthcare and substance abuse service offering to patients nationally and across demographics;

•	Expand our geographic footprint into attractive markets; and

•	Realize synergies from cost savings as well as cross-referral opportunities.

Our Competitive Strengths

Management believes the following strengths differentiate us from other providers of behavioral healthcare services:

Premier operational management team with track record of success. Our management team has over 175 combined years of experience in acquiring, integrating and operating a variety of behavioral health facilities. Following the sale of Psychiatric Solutions, Inc. (“PSI”) to Universal Health Services, Inc. in November 2010, certain of PSI’s key former executive officers joined Acadia in February 2011. The extensive national experience and operational expertise of our management team give us what management believes to be the premier leadership team in the behavioral healthcare industry. Our management team strives to use its years of experience operating behavioral health facilities to generate strong cash flow and grow a profitable business.

Favorable industry and legislative trends. According to a 2012 survey by Substance Abuse and Mental Health Services Administration of the U.S. Department of Health and Human Services (“SAMHSA”), 18.6% of adults in the United States aged 18 years or older suffer from a mental illness in a given year and about 4% suffer from a serious mental illness. According to the National Institute of Mental Health, over 20% of children have had a seriously debilitating mental disorder at some point during their life. Management believes the market for behavioral services will continue to grow due to increased awareness of mental health and substance abuse conditions and treatment options. According to a 2014 SAMHSA report, national expenditures at acute behavioral health hospitals and substance abuse centers are expected to reach $32.3 billion in 2020, up from $24.3 billion in 2009.

While the growing awareness of mental health and substance abuse conditions is expected to accelerate demand for services, recent healthcare reform in the United States is expected to increase access to industry services as more people obtain insurance coverage. A key aspect of reform legislation is the extension of mental health parity protections established into law by the Paul Wellstone and Pete Domenici Mental Health Parity and Addiction Equity Act of 2008 (the “MHPAEA”). The MHPAEA requires employers who provide behavioral health and addiction benefits to provide such coverage to the same extent as other medical conditions.

The mental health hospitals market in the United Kingdom was roughly £14.4 billion in 2011. As a result of government budget constraints and an increased focus on quality, the independent mental health hospitals market has witnessed significant expansion in the last decade, making it one of the fastest growing sectors in the United Kingdom healthcare industry. Demand for independent sector beds has grown significantly as a result of NHS reducing its bed capacity and increased hospitalization rates. Independent sector demand is expected to increase in light of additional bed closures and reduction in community capacity by NHS.

Leading platform in attractive healthcare niche. We are a leading behavioral healthcare platform in an industry that is undergoing consolidation in an effort to reduce costs and expand programs to better serve the growing need for inpatient behavioral healthcare services. In addition, the behavioral healthcare industry has significant barriers to entry, including (i) significant initial capital outlays required to open new facilities, (ii) expertise required to deliver highly specialized services safely and effectively and (iii) high regulatory hurdles that require market entrants to be knowledgeable of state and federal laws and facilities to be licensed with local agencies.

Diversified revenue and payor bases. At June 30, 2015, we operated 223 behavioral healthcare facilities with over 9,000 beds in 37 states, the United Kingdom and Puerto Rico. Our payor, patient and geographic diversity mitigates the potential risk associated with any single facility. For the year ended December 31, 2014, we received 38% from Medicaid, 15% from NHS, 23% from commercial payors, 19% from Medicare and 5% from other payors. On a pro forma basis for the six months ended June 30, 2015, giving effect to the acquisition of CRC and several immaterial acquisitions, we would have received 32% of our revenue from Medicaid, 19% from NHS, 22% from commercial payors, 11% from Medicare and 14% from other payors. As we receive Medicaid payments from 38 states, the District of Columbia and Puerto Rico, management does not believe that we are significantly affected by changes in reimbursement policies in any one state or territory. Substantially all of our Medicaid payments relate to the care of children and adolescents. Management believes that children and adolescents are a patient class that is less susceptible to reductions in reimbursement rates. No facility accounted for more than 4% of revenue for the six months ended June 30, 2015 on a pro forma basis giving effect to the acquisition of CRC and several immaterial acquisitions, and no state or U.S. territory accounted for more than 8% of revenue for the six months ended June 30, 2015. We believe that our increased geographic diversity will mitigate the impact of any financial or budgetary pressure that may arise in a particular state or market where we operate.

Strong cash flow generation and low capital requirements. We generate strong free cash flow by profitably operating our business and by actively managing our working capital. Moreover, as the behavioral healthcare business does not typically require the procurement and replacement of expensive medical equipment, our maintenance capital expenditure requirements are generally less than that of other facility-based healthcare providers. For the six months ended June 30, 2015, our maintenance capital expenditures amounted to approximately 3% of our revenue. In addition, our accounts receivable management is less complex than medical/surgical hospital providers because behavioral healthcare facilities have fewer billing codes and generally are paid on a per diem basis.

Business Strategy

We are committed to providing the communities we serve with high quality, cost-effective behavioral healthcare services, while growing our business, increasing profitability and creating long-term value for our stockholders. To achieve these objectives, we have aligned our activities around the following growth strategies:

Increase margins by enhancing programs and improving performance at existing facilities. Management believes we can improve efficiencies and increase operating margins by utilizing our management’s expertise and experience within existing programs and their expertise in improving performance at underperforming facilities. Management believes the efficiencies can be realized by investing in growth in strong markets, addressing capital-constrained facilities that have underperformed and improving management systems. Furthermore, our recent acquisitions of additional facilities give us an opportunity to develop a marketing strategy in many markets which should help us increase the geographic footprint from which our existing facilities attract patients and referrals.

Opportunistically pursue acquisitions. With the CRC and Partnerships in Care acquisitions, we have positioned our company as a leading provider of mental health services in the United States and the United Kingdom. The behavioral healthcare industry in the United States and the independent behavioral healthcare industry in the United Kingdom are highly fragmented, and we selectively seek opportunities to expand and diversify our base of operations by acquiring additional facilities.

Management believes there are a number of acquisition candidates available at attractive valuations, and we have a number of potential acquisitions in various stages of development and consideration in the United States. In addition, management sees meaningful opportunities to pursue additional select acquisitions in the United Kingdom.

Management believes our focus on behavioral healthcare and history of completing acquisitions provides us with a strategic advantage in sourcing, evaluating and closing acquisitions. We leverage our management team’s expertise to identify and integrate acquisitions based on a disciplined acquisition strategy that focuses on quality of service, return on investment and strategic benefits. We also have a comprehensive post-acquisition strategic plan to facilitate the integration of acquired facilities that includes improving facility operations, retaining and recruiting psychiatrists and other healthcare professionals and expanding the breadth of services offered by the facilities.

Drive organic growth of existing facilities. We seek to increase revenue at our facilities by providing a broader range of services to new and existing patients and clients. In addition, management intends to increase bed counts in our existing facilities. During the year ended December 31, 2014, we acquired 27 facilities and added 378 new beds to our existing facilities. For the year ending December 31, 2015, we expect to add approximately 500 total beds to facilities we owned as of December 31, 2014. Furthermore, management believes that opportunities exist to leverage out-of-state referrals to increase volume and minimize payor concentration in the United States, especially with respect to our youth and adolescent focused services and our substance abuse services.

Recent Developments

On September 14, 2015, we launched a tender offer (the “Tender Offer”) for any and all of our 12.875% Senior Notes due 2018 (the “12.875% Senior Notes”). The Tender Offer expired as of 5:00 p.m., Friday, September 18, 2015. On September 21, 2015, we purchased approximately $88.3 million of the outstanding 12.875% Senior Notes at $1,078 per $1,000 principal amount thereof with respect to the 12.875% Senior Notes validly tendered and accepted by us. On September 18, 2015, we delivered a notice to redeem all of the 12.875% Senior Notes that remain outstanding following the consummation of the Tender Offer. The redemption of the outstanding 12.875% Senior Notes will be effective November 1, 2015 with payment to be made to note holders on November 2, 2015. The Company will redeem the 12.875% Senior Notes in accordance with their terms.

On September 1, 2015, we announced the completion of the acquisitions of (i) three facilities from The Danshell Group (“Danshell”) for approximately $59.8 million, (ii) two facilities from Health and Social Care Partnerships (“H&SCP”) for approximately $26.2 million and (iii) Manor Hall for approximately $14.0 million. The inpatient psychiatric facilities acquired from Danshell have an aggregate of 73 beds and are located in England. The inpatient psychiatric facilities acquired from H&SCP have an aggregate of 50 beds and are located in England. Manor Hall has an aggregate of 26 beds and is located in England.

On July 1, 2015, we completed the acquisition of (i) the assets of Belmont Behavioral Health (“Belmont”), an inpatient psychiatric facility with 147 beds located in Philadelphia, Pennsylvania, for cash consideration of approximately $40.0 million, which consists of $35.0 million base purchase price and an estimated working capital settlement of $5.0 million, and (ii) The Manor Clinic, a substance abuse facility with 15 beds located in England, for cash consideration of approximately $5.9 million.

Since June 30, 2015, we incurred $120.0 million of additional borrowings under our senior secured revolving line of credit primarily to finance these acquisitions.

Company Information

Acadia Healthcare Company, Inc. is a Delaware corporation. On May 13, 2011, we converted from a Delaware limited liability company (Acadia Healthcare Company, LLC) to a Delaware corporation (Acadia Healthcare Company, Inc.) in accordance with Delaware law. Our principal executive offices are located at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067. Our telephone number is (615) 861-6000. Our website is www.acadiahealthcare.com. The information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

Summary of the Exchange Offer

The summary below describes the principal terms of the Exchange Offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Exchange Offer” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Offer.

Initial Offering of Outstanding Notes	On September 21, 2015, we sold, through a private placement exempt from the registration requirements of the Securities Act, $275,000,000 of our 5.625% Senior Notes due 2023, all of which are eligible to be exchanged for Exchange Notes. The Outstanding Notes were offered as additional notes under the indenture pursuant to which we previously issued $375,000,000 in aggregate principal amount of 5.625% Senior Notes due 2023 (the “Existing Notes”). The Outstanding Notes constitute a further issuance of, and will be fungible with, the Existing Notes (and, following completion of this Exchange Offer, will bear the same CUSIP number as the Existing Notes) and form a single class of debt securities with the Existing Notes for all purposes under the indenture governing the notes. Giving effect to the issuance of the Outstanding Notes, we have $650,000,000 in aggregate principal amount of our 5.625% Senior Notes due 2023 outstanding.

Registration Rights Agreement	Simultaneously with the private placement, we entered into a registration rights agreement with the Initial Purchasers of the Outstanding Notes (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to file a registration statement for substantially identical debt securities (and related guarantees), which will be issued in exchange for the Outstanding Notes, with the SEC. You may exchange your Outstanding Notes for Exchange Notes in this Exchange Offer. For further information regarding the Exchange Notes, see the sections entitled “Exchange Offer” and “Description of the Exchange Notes” in this prospectus.

Exchange Notes Offered	$275,000,000 aggregate principal amount of 5.625% Senior Notes due 2023.

Exchange Offer	We are offering to exchange the Outstanding Notes for a like principal amount at maturity of the Exchange Notes. Outstanding Notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Offer is being made pursuant to the Registration Rights Agreement which grants the Initial Purchasers and any subsequent holders of the Outstanding Notes certain exchange and registration rights. This Exchange Offer is intended to satisfy those exchange and registration rights with respect to the Outstanding Notes. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

Expiration Date; Withdrawal of Tender	The Exchange Offer will expire at 5:00 p.m., New York City time, on November 20, 2015, or a later time if we choose to extend the Exchange Offer in our sole and absolute discretion. You may withdraw your tender of Outstanding Notes at any time prior to the expiration date. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. Any Outstanding Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the Exchange Offer.

Broker-Dealer	Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Outstanding Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the Exchange Offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the Exchange Offer.

Prospectus Recipients	We mailed this prospectus and the related Exchange Offer documents to registered holders of the Outstanding Notes as of October 22, 2015.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Outstanding Notes is subject to certain customary conditions, including our determination that the Exchange Offer does not violate any law, statute, rule, regulation or interpretation by the staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	The Outstanding Notes were issued as global securities and were deposited upon issuance with U.S. Bank National Association, as custodian for The Depository Trust Company (“DTC”).

Beneficial interests in the Outstanding Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Outstanding Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your Outstanding Notes by instructing your broker or bank where you keep the Outstanding Notes to tender them for you. By tendering your Outstanding Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer” and in the letter of transmittal accompanying this prospectus. Your Outstanding Notes must be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In order for your tender of Outstanding Notes for Exchange Notes in the Exchange Offer to be considered valid, you must transmit to the exchange agent on or before 5:00 p.m., New York City time on the expiration date either:

• an original or facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your Outstanding Notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

• if the Outstanding Notes you own are held of record by DTC, in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC (“ATOP”), in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your Outstanding Notes and update your account to reflect the issuance of the Exchange Notes to you. ATOP allows you to electronically transmit your acceptance of the Exchange Offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, if you are making delivery via book-entry transfer, you must deliver, to the exchange agent on or before 5:00 p.m., New York City time on the expiration date, a timely confirmation of book-entry transfer of your Outstanding Notes into the account of the exchange agent at DTC.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or Outstanding Notes in the Exchange Offer, you should contact the person in whose name your book-entry interests or Outstanding Notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your Outstanding Notes and your outstanding notes are not immediately available, or you cannot deliver your Outstanding Notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under ATOP for transfer of book-entry interests prior to the expiration date, you must tender your Outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under “Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of the Exchange Offer, we will have fulfilled a covenant under the Registration Rights Agreement. Accordingly, there will be no increase in the applicable interest rate on the Outstanding Notes under the circumstances described in the Registration Rights Agreement. If you do not tender your Outstanding Notes in the Exchange Offer, you will continue to be entitled to all the rights and limitations applicable to the Outstanding Notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of untendered Outstanding Notes under the Registration Rights Agreement. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for Outstanding Notes that are not so tendered and accepted could be adversely affected.

Accounting Treatment	The Exchange Notes will be recorded at the same carrying value as the existing Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the Exchange Offer will be capitalized and expensed over the term of the Exchange Notes.

United States Federal Income Tax Considerations	The Exchange Offer should not result in any income, gain or loss to the holders of Outstanding Notes for United States federal income tax purposes. See “Certain Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent for the Exchange Offer.

Shelf Registration Statement	In limited circumstances, holders of Outstanding Notes may require us to register their Outstanding Notes under a shelf registration statement. See “Exchange Offer—Purpose of Exchange Offer.”

Consequences of Not Exchanging Outstanding Notes

If you do not exchange your Outstanding Notes in the Exchange Offer, your Outstanding Notes will continue to be subject to the restrictions on transfer currently applicable to the Outstanding Notes. In general, you may offer or sell your Outstanding Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Outstanding Notes under the Securities Act. Under some circumstances, however, holders of the Outstanding Notes, including holders who are not permitted to participate in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Outstanding Notes by these holders. For more information regarding the consequences of not tendering your Outstanding Notes and our obligation to file a shelf registration statement, see “Exchange Offer—Purpose of the Exchange Offer.”

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms described below are subject to important limitations and exceptions. See the section entitled “Description of the Exchange Notes” of this prospectus for a more detailed description of the terms of the Exchange Notes.

Issuer	Acadia Healthcare Company, Inc.

Securities	$275,000,000 aggregate principal amount of 5.625% Senior Notes due 2023, which will be registered under the Securities Act. The Exchange Notes will evidence the same debt as the Outstanding Notes.

Maturity Date	February 15, 2023.

Interest Rate	We will pay interest on the Exchange Notes at an annual interest rate of 5.625%.

Interest Payment Dates	Interest payments on the Exchange Notes are payable semi-annually in arrears on each February 15 and August 15. No interest will be paid on either the Exchange Notes or the Outstanding Notes at the time of exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Outstanding Notes.

Accordingly, the holders of Outstanding Notes that are accepted for exchange will not receive accrued but unpaid interest on such Outstanding Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Outstanding Notes on the first interest payment date following the expiration date of the Exchange Offer.

Guarantees	The Exchange Notes will be guaranteed on a senior unsecured basis by each of our direct or indirect wholly-owned subsidiaries that is a guarantor under our amended and restated senior credit facility (the “Amended and Restated Senior Credit Facility”), our 12.875% Senior Notes, our 6.125% Senior Notes due 2021 (the “6.125% Senior Notes”), our 5.125% Senior Notes due 2022 (the “5.125% Senior Notes”) and the Existing Notes (together with the 12.875% Senior Notes, 6.125% Senior Notes and 5.125% Senior Notes, the “Senior Notes”), and, subject to certain exceptions, each of our future domestic subsidiaries that guarantees indebtedness under our Amended and Restated Senior Credit Facility. See “Description of the Exchange Notes—Additional Note Guarantees.” Partnerships in Care and its subsidiaries, all of which are non-U.S. entities, will not guarantee the Exchange Notes.

Ranking	The Exchange Notes and the guarantees will rank equally to all of our and the guarantors’ other unsecured and unsubordinated indebtedness, but will effectively be junior to all of our and the guarantors’ secured indebtedness, to the extent of the value of the assets securing that indebtedness. The Exchange Notes will also effectively rank junior to all liabilities of our subsidiaries that do not guarantee the notes.

As of June 30, 2015, on an as adjusted basis after giving effect to the offering of Outstanding Notes and the other transactions noted in “Capitalization” in this prospectus, the Exchange Notes:

	•	would have ranked pari passu with $375.0 million of the Existing Notes;

	•	would have ranked pari passu with $300.0 million of our outstanding 5.125% Senior Notes;

	•	would have ranked pari passu with $150.0 million of our outstanding 6.125% Senior Notes;

	•	would have ranked effectively junior to $1.0 billion of our senior secured indebtedness under our Amended and Restated Senior Credit Facility, to the extent of the value of the collateral therefor; and

	•	would have ranked effectively junior to $98.4 million of third-party liabilities, including trade payables, of our non-guarantor subsidiaries.

Our non-guarantor subsidiaries had revenues of $202.0 million for the year ended December 31, 2014 and $182.8 million for the six months ended June 30, 2015, representing 20.1% and 22.3%, respectively, of our total revenues. In addition, our non-guarantor subsidiaries had total assets of $1.1 billion as of June 30, 2015, representing 28.3% of our total assets.

For more information regarding our indebtedness, see “Capitalization” and “Description of Other Indebtedness.”

Optional Redemption	We may redeem any of the notes beginning on February 15, 2018. The initial redemption price is 104.219% of their principal amount, plus accrued interest. The redemption price will decline each year after 2018 and will be 100% of their principal amount, plus accrued interest, beginning on February 15, 2021.

We may also redeem some or all of the notes before February 15, 2018 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, to the redemption date, plus an applicable “make-whole” premium as described in this prospectus.

In addition, before February 15, 2018, we may redeem up to 35% of the aggregate principal amount of notes with the proceeds of certain equity offerings at 105.625% of their principal amount plus accrued interest. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued remains outstanding. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control Offer	Upon a change of control (as defined under “Description of the Exchange Notes”), we will be required to make an offer to purchase the Exchange Notes. The purchase price will equal 101% of the principal amount of the Exchange Notes on the date of purchase plus accrued interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the Exchange Notes). See “Risk Factors—Risks Relating to Our Indebtedness and the Exchange Notes—We may not be able to satisfy our obligations to holders of the notes upon a change of control or sale of assets.”

Certain Covenants	The terms of the Exchange Notes restrict our ability and the ability of certain of our subsidiaries (as described in “Description of the Exchange Notes”) to:

	•	incur additional indebtedness;

	•	create liens;

	•	pay dividends or make distributions in respect of capital stock;

	•	purchase or redeem capital stock;

	•	make investments or certain other restricted payments;

	•	sell assets;

	•	enter into transactions with stockholders or affiliates; or

	•	effect a consolidation or merger.

However, these limitations will be subject to a number of important qualifications and exceptions.

No Public Market	The Exchange Notes will be a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Risk Factors	You should consider carefully all of the information included in this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page 17 prior to deciding to tender your Outstanding Notes in the Exchange Offer.

Summary Historical Condensed Consolidated Financial Data and

Unaudited Pro Forma Condensed Combined Financial Data

The table below sets forth:

•	our summary historical condensed consolidated financial data for the periods ended and at the dates indicated; and

•	the unaudited pro forma condensed combined financial data for Acadia giving effect to acquisitions completed by Acadia, including Acadia’s acquisition of CRC and Partnerships in Care, and the sale of $250.0 million of 5.625% Senior Notes due 2023 on September 21, 2015 (the “Add-on Offering”) and not giving effect to the increase in the size of the offering.

We have derived the historical condensed consolidated financial data for each of the three years in the period ended December 31, 2014 from our audited consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2014. We have derived the summary condensed consolidated financial data as of and for the six months ended June 30, 2014 and June 30, 2015 from our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus from our Quarterly Report on Form 10-Q for the six months ended June 30, 2015. The unaudited financial statements were prepared on a basis consistent with our audited financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements. The results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the entire fiscal year.

The summary unaudited pro forma condensed combined financial information below as of and for the year ended December 31, 2014 and as of and for the six months ended June 30, 2015 gives pro forma effect, in each case as if they occurred on January 1, 2014, to acquisitions completed by Acadia, including Acadia’s acquisition of CRC and Partnerships in Care, and the Add-on Offering (based on the assumption that we issued $250,000,000 of new notes and not giving effect to the increase in the size of the offering).

The summary historical condensed consolidated financial data below should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” incorporated by reference into this prospectus and the consolidated financial statements and the notes thereto of Acadia, Partnerships in Care and CRC incorporated by reference into this prospectus.

	Year Ended December 31,			Pro Forma Year Ended December 31, 2014	Six Months Ended June 30,		Pro Forma Six Months Ended June 30, 2015
	2012	2013	2014		2014	2015
				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)
Income Statement Data:
Revenue before provision for doubtful accounts	$413,850	$735,109	$1,030,784	$1,824,492	$426,783	$835,956	$955,105
Provision for doubtful accounts	(6,389)	(21,701)	(26,183)	(34,313)	(11,562)	(16,513)	(17,729)

Revenue	407,461	713,408	1,004,601	1,790,179	415,221	819,443	937,376
Salaries, wages and benefits(1)	239,639	407,962	575,412	994,169	240,048	449,173	520,292
Professional fees	19,019	37,171	52,482	110,406	21,273	52,456	61,279
Other operating expenses	70,111	128,190	171,277	306,567	74,074	142,548	162,103
Depreciation and amortization	7,982	17,090	32,667	62,542	11,371	28,030	32,770
Interest expense, net	29,769	37,250	48,221	112,698	19,437	50,195	57,754
Debt extinguishment costs	—	9,350	—	11,622	—	—	—
Gain on foreign currency derivatives	—	—	(15,262)	—	(619)	908	—
Transaction-related expenses	8,112	7,150	13,650	—	4,595	25,573	—
Goodwill and asset impairments	—	—	—	1,089	—	—	—

Income from continuing operations, before income taxes	32,829	69,245	126,154	191,086	58,158	70,560	103,178
Income tax provisions	12,325	25,975	42,922	61,148	22,680	22,125	33,017

Income from continuing operations	20,504	43,270	83,232	129,938	35,478	48,435	70,161
Income (loss) from discontinued operations, net of income taxes	(101)	(691)	(192)	(4,663)	31	3	(74)

Net income	$20,403	$42,579	$83,040	$125,275	$35,509	$48,438	$70,087

Other Financial Data:
Pro forma EBITDA(2)				$366,326			$193,702
Pro forma adjusted EBITDA(3)				$423,882			$214,556
Cash interest expense(4)				$101,241			$51,242
Ratio of pro forma net debt to pro forma adjusted EBITDA(3)(5)							4.73x
Ratio of pro forma adjusted EBITDA to pro forma cash interest expense(3)(4)							4.19x

	As of June 30, 2015
	Actual	As Adjusted(6)
	(Unaudited)
	(In thousands)
Unaudited As Adjusted Condensed Combined Balance Sheet Data
Cash and cash equivalents	$34,572	$80,592
Total assets	3,926,385	3,927,803
Total debt	1,953,207	2,131,674
Total stockholders’ equity	1,666,304	1,656,950

(1)	Salaries, wages and benefits include equity-based compensation expense of $2.3 million, $5.2 million, $10.1 million, $4.2 million and $9.2 million for the years ended December 31, 2012, 2013 and 2014, and the six months ended June 30, 2014 and 2015, respectively.
(2)	Pro forma EBITDA and pro forma adjusted EBITDA are reconciled to pro forma net income in the table below. Pro forma EBITDA and pro forma adjusted EBITDA are financial measures not recognized under GAAP. When presenting non-GAAP financial measures, we are required to reconcile the non-GAAP financial measures with the most directly comparable GAAP financial measure or measures. We define pro forma EBITDA as pro forma net income adjusted for loss (income) from discontinued operations, net interest expense, income tax provision (benefit) and depreciation and amortization. We define pro forma adjusted EBITDA as pro forma EBITDA adjusted for equity-based compensation expense, cost savings synergies, debt extinguishment costs, transaction-related expenses and other non-recurring costs. See the table and related footnotes below for additional information.
(3)	We present pro forma adjusted EBITDA because it is a measure management uses to assess financial performance. We believe that companies in our industry use measures of pro forma EBITDA as common performance measurements. We also believe that securities analysts, investors and other interested parties frequently use measures of pro forma EBITDA as financial performance measures and as indicators of ability to service debt obligations. While providing useful information, measures of pro forma EBITDA, including pro forma adjusted EBITDA, should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP and should not be construed as an indication of a company’s operating performance or as a measure of liquidity. Pro forma adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, “EBITDA,” “Adjusted EBITDA” or similar measures presented by other companies may not be comparable to our presentation, because each company may define these terms differently. See “Non-GAAP Financial Measures.”
(4)	Cash interest expense is defined as pro forma interest expense excluding amortization of financing fees and original issue discount.
(5)	Net debt is defined as total debt less cash and cash equivalents.
(6)	Adjusted to give effect to the Add-on Offering and the use of proceeds to repay certain debt, assuming that the transactions closed on June 30, 2015.

	Pro Forma Year Ended December 31, 2014	Pro Forma Six Months Ended June 30, 2015
	(Unaudited)
	In thousands
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$125,275	$70,087
Income from discontinued operations, net of income taxes	4,663	74
Interest expense, net	112,698	57,754
Income tax provision	61,148	33,017
Depreciation and amortization	62,542	32,770

EBITDA	$366,326	$193,702

Adjustments:
Equity-based compensation expense(a)	$24,304	15,399
Debt extinguishment costs(b)	11,622	—
Management fees(c)	2,270	226
Goodwill and asset impairment(d)	1,089	—
Gain on asset disposals(e)	1,546	22
Legal settlement costs(f)	146	—
Restructuring savings(g)	1,069	—
Habit acquisition synergies(h)	510	—
Cost savings synergies(i)	15,000	5,207

Adjusted EBITDA	$423,882	$214,556

(a)	Represents the equity based compensation expense of Acadia of $10,058 and $9,249 and CRC of $14,246 and $6,150 for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively.
(b)	Represents debt extinguishment costs related to CRC’s March 28, 2014 refinancing.
(c)	Represents management fees paid by CRC to its private equity investor that were eliminated in connection with the acquisition of CRC.
(d)	Represents non-cash impairment of goodwill and other long-lived assets recorded by CRC.
(e)	Represents non-cash gains and losses incurred by CRC on disposal of assets of $1,546 ($1,560 of losses and $13 of gains) of losses and $22 of losses for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively.
(f)	Represents legal settlement costs and legal fees incurred by CRC primarily related to the investigation by the Office of the Attorney General of the State of Tennessee at its New Life Lodge facility. Costs and expected settlement amounts were accrued in 2013 and the settlement was finalized and paid in April 2014.
(g)	Represents the cost savings associated with CRC’s restructuring of its corporate office in the first quarter of 2014 and the restructuring of its youth services in 2014 as if the restructuring occurred on January 1, 2014. These cost savings synergies related primarily to headcount reductions in youth programs as well as to the reduction of other corporate overhead expenses.
(h)	Represents the cost savings synergies associated with CRC’s acquisition of Habit Holdings, Inc. of $510, which is reflected as an adjustment for the period prior to the March 1, 2014 acquisition date and pro-rated for the year ended December 31, 2014 and six months ended June 30, 2014.
(i)	Represents the pro forma effect of cost savings synergies associated with our acquisition of CRC of approximately $15,000 on a pro forma basis for the year ended December 31, 2014. For the six months ended June 30, 2015, the amount represents the amount of cost savings on a pro forma basis for the six months ended June 30, 2015 less actual savings realized subsequent to the CRC acquisition date and reflected in our historical financials for the six months ended June 30, 2015. These cost savings synergies relate primarily to headcount reductions as well as to the reduction in certain professional and outside service fees across various departments and other general and administrative expenses. The actual relative proportion of synergies achieved through workforce reductions and on-headcount savings could differ materially from these estimates. Actual cost savings, the costs required to realize the cost savings and the source of the cost savings could differ materially from these estimates, and we cannot assure you that we will achieve the full amount of cost savings on the schedule anticipated or at all. See “Risk Factors—If we are unable to successfully integrate CRC into our business, our business, financial condition and results of operations may be negatively impacted.”

We may not be able to achieve all of the expected benefits from the synergies and cost savings described in the table above. This information is inherently uncertain and is not intended to represent what our financial position or results of operations might be for any future period. See “Risk Factors—Our acquisition strategy exposes us to a variety of operational and financial risks—Benefits may not materialize.”

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 and the six months ended June 30, 2014 and 2015. For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit) plus fixed charges, and “fixed charges” consist of interest expense, including amortization of deferred financing costs, plus the portion of rental expense representative of the interest factor.

	Year Ended December 31,					Six Months Ended June 30,
	2010	2011(1)	2012	2013	2014	2014	2015

Ratio of earnings to fixed charges	8.03x	N/A	2.05x	2.76x	3.49x	3.83x	2.33x

(1)	Earnings were insufficient to cover fixed charges by approximately $38.5 million for the year ended December 31, 2011.

RISK FACTORS

Participating in the Exchange Offer is subject to a number of important risks and uncertainties, some of which are described below. Any of the following risks could materially and adversely affect our business, financial condition, operating results and cash flows. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition, operating results and cash flows. In such cases, you may lose all or part of your investment in the notes. See “Forward-Looking Statements.”

Risks Relating to the Exchange Offer

Because there is no public market for the Exchange Notes, you may not be able to resell your notes.

The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which holders would be able to sell their Exchange Notes.

If a trading market were to develop, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your Exchange Notes.

We understand that the Initial Purchasers presently intend to make a market in the Exchange Notes. However, they are not obligated to do so and any market marking with respect to the Exchange Notes may be discontinued at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and may be limited during the pendency of the Exchange Offer or the effectiveness of the registration statement.

We offered the Outstanding Notes in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the Outstanding Notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We are conducting the Exchange Offer pursuant to an effective registration statement, whereby we are offering to exchange the Outstanding Notes for nearly identical notes that you will be able to trade without registration under the Securities Act provided you are not one of our affiliates. We cannot assure you that the Exchange Offer will be conducted in a timely fashion. Moreover, we cannot assure you that an active or liquid trading market for the Exchange Notes will develop. See “Exchange Offer.”

You must comply with the Exchange Offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of book-entry transfer of Outstanding Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Outstanding Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the Registration Rights Agreements will terminate. See “Exchange Offer—Procedures for Tendering Outstanding Notes” and “Exchange Offer—Consequences of Failure to Exchange.”

Holders of Outstanding Notes who fail to exchange their Outstanding Notes in the Exchange Offer will continue to be subject to restrictions on transfer.

If you do not exchange your Outstanding Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer applicable to the Outstanding Notes. The restrictions on transfer of your Outstanding Notes arise because we issued the Outstanding Notes under exemptions from, or in transactions not subject to, the registration requirements of the

Securities Act and applicable state securities laws. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the Exchange Offer, see the section entitled “Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Outstanding Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Outstanding Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to our Indebtedness and the Exchange Notes

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt.

As of June 30, 2015, we had approximately $2.0 billion of total debt. Following completion of the offering of the Outstanding Notes and the application of the proceeds therefrom to repay certain outstanding debt, we had $2.1 billion of total debt. Our substantial debt could have important consequences to our business. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	make it more difficult for us to satisfy our other financial obligations;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt (including scheduled repayments on our outstanding term loan borrowings under the Amended and Restated Senior Credit Facility), thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	expose us to interest rate fluctuations because the interest on the Amended and Restated Senior Credit Facility is imposed at variable rates;

•	make it more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	limit our ability to pay dividends, redeem stock or make other distributions.

In addition, the terms of our financing arrangements contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts, including the Amended and Restated Senior Credit Facility and the Senior Notes.

Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash to service our debt depends on many factors beyond our control.

Our ability to make payments on and to refinance our debt, to fund planned capital expenditures and to maintain sufficient working capital will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the Amended and Restated Senior Credit Facility or from other sources in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of our debt on or before the maturity thereof, any of which could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all, or that the terms of that debt will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow to repay or refinance our debt on favorable terms, it could significantly adversely affect our financial condition and the value of our outstanding debt. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

We are subject to a number of restrictive covenants, which may restrict our business and financing activities.

Our financing arrangements impose, and the terms of any future debt may impose, operating and other restrictions on us. Such restrictions affect, and in many respects limit or prohibit, among other things, our and our subsidiaries’ ability to:

•	incur or guarantee additional debt and issue certain preferred stock;

•	pay dividends on our common stock or redeem, repurchase or retire our equity interests or subordinated debt;

•	transfer or sell our assets:

•	make certain payments or investments;

•	make capital expenditures;

•	create certain liens on assets;

•	create restrictions on the ability of our subsidiaries to pay dividends or make other payments to us;

•	engage in certain transactions with our affiliates; and

•	merge or consolidate with other companies.

The Amended and Restated Senior Credit Facility also requires us to meet certain financial ratios, including a fixed charge coverage ratio and a consolidated leverage ratio. See “Description of Other Indebtedness.”

These restrictions may prevent us from taking actions that management believes would be in the best interests of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. Our ability to comply with these covenants in future periods will largely depend on the pricing of our products and services, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy. We cannot assure you that we will be granted waivers or amendments to our financing arrangements if for any reason we are unable to comply with our financial covenants. The breach of any of these covenants and restrictions could result in a default under the indenture governing the notes, the indentures governing the Senior Notes or under the Amended and Restated Senior Credit Facility, which could result in an acceleration of our debt.

Despite our current debt level, we may incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial debt.

We may incur substantial additional debt, including the issuance of additional notes and other debt, in the future. Although the indenture governing the notes, the indentures governing our outstanding Senior Notes and our Amended and Restated Senior Credit Facility contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of debt that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would intensify and we may not be able to meet all our debt obligations.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes or our other debt.

Any default under the agreements governing our indebtedness, including a default under our Amended and Restated Senior Credit Facility, the indentures governing our Senior Notes or the indenture governing the notes, and the remedies sought by the holders of such indebtedness, could adversely affect our ability to pay the principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our Amended and Restated Senior Credit Facility, the indentures governing our Senior Notes and the indenture governing the notes), we would be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, the lenders under our Amended and Restated Senior Credit Facility could elect to terminate their commitments or cease making further loans and institute foreclosure proceedings against our assets, or we could be forced to apply all available cash flows to repay such indebtedness, and, in any such case, we could ultimately be forced into bankruptcy or liquidation. Because the indenture governing the notes has, and the agreements governing our Amended and Restated Senior Credit Facility and the indentures governing our Senior Notes have, customary cross-default provisions, if any of the indebtedness under our Amended and Restated Senior Credit Facility, our Senior Notes or the notes offered hereby is accelerated, our other indebtedness will be accelerated, making it even more difficult for us to repay or refinance the amounts due.

The notes and the guarantees are not secured by any of our assets and are effectively subordinated to our and the guarantors’ existing and future secured indebtedness.

The notes and the guarantees are general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness and that of each guarantor, including indebtedness under the Amended and Restated Senior Credit Facility, to the extent of the collateral therefor, and will be effectively junior to the third-party liabilities, including trade payables, of our non-guarantor subsidiaries. Additionally, the indenture governing the notes permits us to incur additional secured indebtedness in the future. In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such repayment before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the notes.

As of June 30, 2015, on an as adjusted basis after giving effect to the offering of Outstanding Notes and the other transactions noted in “Capitalization” in this prospectus, the notes:

•	would have ranked pari passu with $375.0 million of the Existing Notes;

•	would have ranked pari passu with $300.0 million of our outstanding 5.125% Senior Notes;

•	would have ranked pari passu with $150.0 million of our outstanding 6.125% Senior Notes;

•	would have ranked effectively junior to $1.0 billion of our senior secured term loan indebtedness under our Amended and Restated Senior Credit Facility, to the extent of the value of the collateral therefor; and

•	would have ranked effectively junior to $98.4 million of third-party liabilities, including trade payables, or our non-guarantor subsidiaries.

The notes are structurally subordinated to the liabilities of our future subsidiaries that are not guarantors of the notes.

The notes are guaranteed on a senior unsecured basis by each of our direct or indirect wholly-owned subsidiaries that is a guarantor under the Amended and Restated Senior Credit Facility and our Senior Notes, and, subject to certain exceptions, each of our future domestic subsidiaries that guarantees indebtedness under our Amended and Restated Senior Credit Facility. The notes are structurally subordinated to indebtedness and other liabilities, including trade payables, of any of our future subsidiaries that are not guarantors of the notes. As of June 30, 2015, the notes would have ranked effectively junior to $98.4 million of third-party liabilities, including trade payables, of our non-guarantor subsidiaries. Our non-guarantor subsidiaries had revenues of $202.0 million for the year ended December 31, 2014 and $182.8 million for the six months ended June 30, 2015, representing 20.1% and 22.3%, respectively, of our total revenues. In addition, our non-guarantor subsidiaries had total assets of $1.1 billion as of June 30, 2015, representing 28.3% of our total assets.

The indenture governing the notes allows future non-guarantor subsidiaries to incur certain additional indebtedness in the future and does not restrict their ability to incur liabilities that do not constitute indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of their preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

We may not be able to satisfy our obligations to holders of the notes upon a change of control or sale of assets.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to purchase the notes at a price equal to 101% of the principal amount of such notes, together with any accrued and unpaid interest, to the date of purchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

In addition, upon the occurrence of an asset sale, as defined in the indenture, we may be required to offer to purchase the notes at a price equal to 100% of the principal amount of such notes, together with any accrued and unpaid interest, to the date of purchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

We cannot assure you that, if a change of control or asset sale occurs, we will have available funds sufficient to make an offer to purchase, and pay the change of control purchase price or asset sale purchase price to any or all of the holders of the notes seeking to receive and accept the change of control offer or asset sale offer. If we are required to purchase notes pursuant to a change of control offer or asset sale offer, we would be required to seek third-party financing to the extent we do not have available funds to meet our purchase obligations. There can be no assurance that we will be able to obtain such financing on acceptable terms to us or at all. Accordingly, none of the holders of the notes may receive the change of control purchase price or asset sale purchase price for their notes. Our failure to make or consummate the change of control offer or asset sale offer, or to pay the change of control purchase price or asset sale purchase price when due would be a default under the indenture governing the notes, which would also be a default under our Amended and Restated Senior Credit Facility and our Senior Notes.

In addition, the events that constitute a change of control or asset sale under the indenture may also be events of default under our Amended and Restated Senior Credit Facility and our Senior Notes. These events may permit the lenders under our Amended and Restated Senior Credit Facility and holders of our Senior Notes to accelerate the debt outstanding thereunder and, if such debt is not paid, to enforce security interests in our specified assets in the case of the Amended and Restated Senior Credit Facility, thereby limiting our ability to raise cash to purchase the notes and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all or a portion of the notes held by such holder may be impaired. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees.

The issuance of the notes and the guarantees may be subject to review under federal, state and foreign fraudulent transfer and conveyance statutes. While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the issuance or guarantee of the notes would generally be a fraudulent conveyance if (1) the issuer or the guarantors issued the notes or provided the guarantees with the actual intent of hindering, delaying or defrauding creditors or (2) the issuer or the guarantor, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the notes or guarantee, as applicable, and, in the case of (2) only, one of the following is also true:

•	the issuer or such guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	the issuance of the notes or the applicable guarantee left the issuer or such guarantor with an unreasonably small amount of capital to carry on its business; or

•	the issuer or such guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature or become due.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of the issuer or such guarantor, or require the holders of the notes to repay any amounts received. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the issuer or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes or the guarantees would not be subordinated to any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for the issuer’s benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

The indenture limits the obligations of each guarantor under its guarantee to the maximum amount that would be enforceable under applicable law in order to avoid invalidation of the guarantees. However, we cannot assure you that a court would give effect to such provisions.

The trading prices of the notes will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets.

The trading prices of the notes in the secondary market will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets. It is impossible to predict the prevailing interest rates or the condition of the financial and credit markets. Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.

Risks Relating to the Company

Fluctuations in our operating results, quarter to quarter earnings and other factors, including incidents involving our patients and negative media coverage, may result in significant decreases in the price of the notes.

The capital markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of the notes and, as a result, there may be significant volatility in the market price of the notes. If we are unable to operate our facilities as profitably as we have in the past or as our investors expect us to in the future, the market price of the notes will likely decline when it becomes apparent that the market expectations may not be realized. In addition to our operating results, many economic and seasonal factors outside of our control could have an adverse effect on the price of the notes and increase fluctuations in our quarterly earnings. These factors include certain of the risks discussed herein, demographic changes, operating results of other healthcare companies, changes in our financial estimates or recommendations of securities analysts, speculation in the press or investment community, the possible effects of war, terrorist and other hostilities, adverse weather conditions, the level of seasonal illnesses, managed care contract negotiations and terminations, changes in general conditions in the economy or the financial markets or other developments affecting the healthcare industry.

An incident involving one or more of our patients or the failure by one or more of our facilities to provide appropriate care could result in increased regulatory burdens, governmental investigations, negative publicity and adversely affect the trading price of our securities.

Because the patients we treat suffer from severe mental health and chemical dependency disorders, patient incidents, including deaths, assaults and elopements, occur from time to time. If one or more of our facilities experiences an adverse patient incident or is found to have failed to provide appropriate patient care, an admissions hold, loss of accreditation, license revocation or other adverse regulatory action could be taken against us. Any such patient incident or adverse regulatory action could result in governmental investigations, judgments or fines and have a material adverse effect on our business, financial condition and results of operations. In addition, we have been and could become the subject of negative publicity or unfavorable media attention, whether warranted or unwarranted, that could have a significant, adverse effect on the trading price of our securities or adversely impact our reputation and how our referral sources and payors view us.

Our revenues and results of operations are significantly affected by payments received from the government and third-party payors.

A significant portion of our revenues is derived from government healthcare programs, principally Medicare and Medicaid. For the six months ended June 30, 2015, Acadia derived approximately 46% of its revenues from the Medicare and Medicaid programs.

Government payors, such as Medicaid, generally reimburse us on a fee-for-service basis based on predetermined reimbursement rate schedules. As a result, we are limited in the amount we can record as revenue for our services from these government programs, and if we have a cost increase, we typically will not be able to recover this increase. In addition, the federal government and many state governments, are operating under significant budgetary pressures, and they may seek to reduce payments under their Medicaid programs for services such as those we provide. Government payors also tend to pay on a slower schedule. In addition to limiting the amounts they will pay for the services we provide their members, government payors may, among other things, impose prior authorization and concurrent utilization review programs that may further limit the services for which they will pay and shift patients to lower levels of care and reimbursement. Therefore, if governmental entities reduce the amounts they will pay for our services, or if they elect not to continue paying for such services altogether, our business, financial condition or results of operations could be adversely affected. In addition, if governmental entities slow their payment cycles further, our cash flow from operations could be negatively affected.

Commercial payors such as managed care organizations, private health insurance programs and labor unions generally reimburse us for the services rendered to insured patients based upon contractually determined rates. These commercial payors are under significant pressure to control healthcare costs. In addition to limiting the amounts they will pay for the services we provide their members, commercial payors may, among other things, impose prior authorization and concurrent utilization review programs that may further limit the services for which they will pay and shift patients to lower levels of care and reimbursement. These actions may reduce the amount of revenue we derive from commercial payors.

Changes in these government programs in recent years have resulted in limitations on reimbursement and, in some cases, reduced levels of reimbursement for healthcare services. Payments from federal and state government healthcare programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, and federal and state funding restrictions, all of which could materially increase or decrease program payments, as well as affect the cost of providing service to patients and the timing of payments to facilities. We are unable to predict the effect of recent and future policy changes on our operations. In addition, since most states operate with balanced budgets and since the Medicaid program is often a state’s largest program, some states can be expected to enact or consider enacting legislation formulated to reduce their Medicaid expenditures. Furthermore, the recent economic downturn has increased the budgetary pressures on the federal government and many state governments, which may negatively affect the availability of taxpayer funds for Medicare and Medicaid programs. If the rates paid or the scope of services covered by government payors are reduced, there could be a material adverse effect on our business, financial condition and results of operations.

In addition to changes in government reimbursement programs, our ability to negotiate favorable contracts with private payors, including managed care providers, significantly affects the financial condition and operating results of our facilities in the United States. Management expects third-party payors to aggressively manage reimbursement levels and cost controls. Reductions in reimbursement amounts received from third-party payors could have a material adverse effect on our business, financial condition and results of operations.

Our facilities acquired from Partnerships in Care rely on publicly funded entities in the United Kingdom for over 98% of their revenue, and the loss or reduction of such funding or changes to procurement methods could negatively impact occupancy rates which could have a corresponding material adverse effect on our business, results of operations, financial condition or prospects.

Referrals to Partnerships in Care’s services by NHS accounted for over 98% of its revenue for the six months ended December 31, 2014. There is a risk that budget constraints, public spending cuts (such as the cuts announced by the United Kingdom government in the 2010 Comprehensive Spending Review and implemented in the 2011 and 2012 government budgets) or other financial pressures could cause NHS to reduce funding for the types of services that our Partnerships in Care facilities provide. For example, in 2010, NHS announced a period of austerity and reduced spending and outsourcing of medical health treatment, which adversely affected Partnerships in Care’s results from 2010 to 2012 until such austerity was relaxed. In addition, policy changes in the United Kingdom could lead to fewer of such services being purchased by publicly funded entities or material changes being made to their procurement practices, or the in-sourcing of mental health services, any of which could materially reduce the revenue of the facilities acquired from Partnerships in Care.

Our facilities acquired from Partnerships in Care may not achieve fee rate increases or may suffer fee rate decreases, which could have an adverse impact on our business, results of operations, financial condition or prospects.

The majority of fee rates that the facilities acquired from Partnerships in Care set for their services are subject to annual adjustments. NHS has been under budgetary pressure since the announcement by the U.K. government of the Comprehensive Spending Review in 2010, which imposed cuts on government spending. This resulted in Partnerships in Care being unable to implement material price increases during the last several years (which has adversely affected its results), and there can be no assurance that we will be able to implement price increases in the future. Furthermore, should the effect of any increase in the annual wages or other operating costs of the Partnerships in Care business exceed the effect of any increase in such facilities’ weekly fee rates (which are the basis of the Partnerships in Care facilities’ revenue), we would have to absorb such costs and this could have a material adverse effect on our business, results of operations, financial condition or prospects.

We incurred significant transaction and acquisition-related costs in connection with the Partnerships in Care acquisition.

We incurred substantial costs in connection with the Partnerships in Care acquisition including transaction-related expenses. In addition, we may incur additional costs to maintain employee morale and to retain key employees, and we will incur substantial fees and costs related to formulating and executing integration plans. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to more than offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

We made certain assumptions relating to the Partnerships in Care acquisition in our forecasts that may prove to be materially inaccurate.

We made certain assumptions relating to the forecast level of cost savings, growth opportunities, synergies and associated costs of the Partnerships in Care acquisition. Our assumptions relating to the forecast level of cost savings, growth opportunities, synergies and associated costs of the Partnerships in Care acquisition may be inaccurate based on the information available to us, including as the result of the failure to realize the expected benefits of the Partnerships in Care acquisition, limited growth opportunities, higher than expected transaction and integration costs and unknown liabilities as well as general economic and business conditions that may adversely affect us. In addition, Partnerships in Care was operating at a net loss for the year ended December 31, 2013 and for the six months ended June 30, 2014, which may impact our ability to capitalize on growth opportunities, achieve synergies and profitability from the Partnerships in Care acquisition in the near term.

Expanding our operations internationally poses additional risks to our business.

Prior to the acquisition of Partnerships in Care, we were engaged in business activities in the United States and Puerto Rico. The acquisition of Partnerships in Care marked our first entry into a foreign market. Our business or financial performance may be adversely affected due to the risks of operating internationally, including but not limited to the following: economic and political instability, failure to comply with foreign laws and regulations and adverse changes in the health care policy of the United Kingdom (including decreases in funding for the services provided by Partnerships in Care), adverse changes in law and regulations affecting the operations of Partnerships in Care, difficulties and costs of staffing and managing our new operations in the United Kingdom. If any of these events were to materialize, they could lead to disruption of our business, significant expenditures and/or damages to our reputation, which could have a material adverse effect on our results of operations, financial condition or prospects.

As a company based outside of the United Kingdom, we will need to take certain actions to be more easily accepted in the United Kingdom. For example, we may need to engage in a public relations campaign to emphasize service quality and company philosophy, preserve local management continuity and business practices and be transparent in our dealings with local governments and taxing authorities. Such efforts will require significant time and effort on the part of our management team. Our results of operation could suffer if these efforts are not successful.

Our acquisition strategy exposes us to a variety of operational and financial risks.

A principal element of our business strategy is to grow by acquiring other companies and assets in the behavioral healthcare industry. Growth, especially rapid growth, through acquisitions exposes us to a variety of operational and financial risks. We summarize the most significant of these risks below.

Integration risks

We must integrate our acquisitions with our existing operations. This process includes the integration of the various components of our business and of the businesses we have acquired or may acquire in the future, including the following:

•	additional psychiatrists, other physicians and employees who are not familiar with our operations;

•	patients who may elect to switch to another behavioral healthcare provider;

•	regulatory compliance programs; and

•	disparate operating, information and record keeping systems and technology platforms.

Integrating a new facility could be expensive and time consuming and could disrupt our ongoing business, negatively affect cash flow and distract management and other key personnel from day-to-day operations.

We may not be able to successfully combine the operations of recently acquired facilities with our operations, and even if such integration is accomplished, we may never realize the potential benefits of the acquisition. The integration of acquisitions with our operations requires significant attention from management, may impose substantial demands on our operations or other projects and may impose challenges on the combined business including, but not limited to, consistencies in business standards, procedures, policies, business cultures and internal controls and compliance. Certain acquisitions involve a capital outlay, and the return that we achieved on any capital invested may be less than the return that we would achieve on our other projects or investments. If we fail to complete the integration of recently acquired facilities, we may never fully realize the potential benefits of the related acquisitions.

We are in the process of integrating the business of Partnerships in Care and CRC into our current business. Successful integration depends on the ability to effect any required changes in operations or personnel, which may entail unforeseen liabilities. The integration of these businesses may expose us to certain risks, including the following: difficulty in integrating these businesses in a cost-effective manner, including the establishment of effective management information and financial control systems; unforeseen legal, regulatory, contractual, employment or other issues arising out of the combination; combining corporate cultures; maintaining employee morale and retaining key employees; potential disruptions to our on-going business caused by our senior management’s focus on integrating these businesses; and performance of the combined assets not meeting our expectations or plans. A failure to properly integrate these businesses could have a corresponding material adverse effect on our business, results of operations, financial condition or prospects.

Benefits may not materialize

When evaluating potential acquisition targets, we identify potential synergies and cost savings that we expect to realize upon the successful completion of the acquisition and the integration of the related operations. We may, however, be unable to achieve or may otherwise never realize the expected benefits. Our ability to realize the expected benefits from potential cost savings and revenue improvement opportunities is subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, such as changes to government regulation governing or otherwise impacting the behavioral healthcare industry, reductions in reimbursement rates from third-party payors, reductions in service levels under our contracts, operating difficulties, client preferences, changes in competition and general economic or industry conditions. If we are unsuccessful in implementing these improvements or if we do not achieve our expected results, it may adversely impact our business, financial condition or results of operations.

Assumptions of unknown liabilities

Facilities that we acquire, including the facilities acquired from Partnerships in Care and CRC, may have unknown or contingent liabilities, including, but not limited to, liabilities for uncertain tax positions, liabilities for failure to comply with healthcare laws and regulations and liabilities for unresolved litigation or regulatory reviews. Although we typically attempt to exclude significant liabilities from our acquisition transactions and seek indemnification from the sellers of such facilities, the purchase agreement with Partnerships in Care contained minimal representations and warranties about the entities and business that we acquired. In addition, we have no indemnification rights against the sellers under the Partnerships in Care purchase agreement and all of the purchase price consideration was paid at closing of the Partnerships in Care acquisition. See “—Our acquisition of CRC may expose us to unknown or contingent liabilities for which we will not be indemnified” for a discussion of similar risks with our acquisition of CRC. Therefore, we may incur material liabilities for the past activities of acquired entities and facilities. Even in those acquisitions in which we have such rights, we may experience difficulty enforcing the sellers’ obligations, or we may incur material liabilities for the past activities of acquired facilities. Such liabilities and related legal or other costs and/or resulting damage to a facility’s reputation could negatively impact our business, financial condition or results of operations.

Competing for acquisitions

We face competition for acquisition candidates primarily from other for-profit healthcare companies, as well as from not-for-profit entities. Some of our competitors may have greater resources than we do. As a result, we may pay more to acquire a target business or may agree to less favorable deal terms than we would have otherwise. Our principal competitors for acquisitions have included Universal Health Services and private equity firms. Also, suitable acquisitions may not be accomplished due to unfavorable terms. Further, the cost of an acquisition could result in a dilutive effect on our results of operations, depending on various factors, including the amount paid for an acquired facility, the acquired facility’s results of operations, the fair value of assets acquired and liabilities assumed, effects of subsequent legislation and limits on rate increases. In addition, we may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, which could adversely affect our financial results, result in dilution to our stockholders, result in increased fixed obligations or impede our ability to manage our operations.

Managing growth

Some of the facilities we have acquired or may acquire in the future may have had significantly lower operating margins prior to the time of our acquisition or may have had operating losses prior to such acquisition. If we fail to improve the operating margins of the facilities we acquire, operate such facilities profitably or effectively integrate the operations of the acquired facilities, our results of operations could be negatively impacted.

If we are unable to successfully integrate CRC into our business, our business, financial condition and results of operations may be negatively impacted.

As a result of the acquisition of CRC, we are engaged in a new line of business in the operation of comprehensive treatment centers specializing in detoxification and recovery programs. The administration of this new line of business will require implementation of appropriate operations, management, and controls. A failure to properly integrate CRC could have a corresponding material adverse effect on our business, results of operations, financial condition or prospects. We are in the process of integrating CRC’s business into our current business. Successful integration will depend on our ability to effect any required changes in operations or personnel which may entail unforeseen liabilities. The integration of CRC may expose us to certain risks, including the following: difficulty in integrating CRC in a cost-effective manner; difficulty or delay in the establishment of effective management information and financial control systems, as well as controls, procedures and training designed to ensure compliance with the U.S. Drug Enforcement Administration, and other regulatory requirements to which CRC’s business is subject; unforeseen legal, regulatory, contractual, employment or other issues arising out of the combination; combining corporate cultures; maintaining employee morale and retaining key employees; potential disruptions to our on-going business caused by our senior management’s focus on integrating CRC; and performance of the combined assets not meeting our expectations or plans.

Our acquisition of CRC may expose us to unknown or contingent liabilities for which we will not be indemnified.

The facilities we acquired in the acquisition of CRC have been and are currently subject to regulatory investigations, such as investigations by the DOJ’s Drug Enforcement Administration, including for non-compliance with certain regulatory requirements relating to the improper handling of controlled substances, and as a result may have unknown or contingent liabilities, including, but not limited to, liabilities for uncertain tax positions, for failure to comply with healthcare laws and regulations and for unresolved litigation or regulatory reviews. In addition, the facilities we acquired in the acquisition of CRC have been and are from time to time, subject to various claims and legal actions that arise in the ordinary course of business, including claims for damages for personal injuries, wrongful death, medical malpractice, breach of contract, tort and employment related claims. In these actions, plaintiffs request a variety of damages, including, in some instances, punitive and other types of damages that may not be covered by insurance or may exceed levels of insurance coverage. These liabilities may increase our costs and harm our business. In addition, a substantial number of our patients addicted to opiates are treated with opioid substitution medications, such as methadone, suboxone and buprenorphine. Opioid substitution medications are prescription medications and have substantial risks associated with them. The facilities we acquired in the acquisition of CRC are currently subject to, and may in the future be subject to, claims arising out of illness, injury or death allegedly caused by opioid replacement therapy. If we are unable to address or manage the risks of claims alleging damages caused by opioid replacement therapy, this could have a material adverse impact on our financial condition and results of operations.

We have no indemnification rights against the sellers under the merger agreement related to the acquisition of CRC and all of the purchase price consideration was paid at the closing of the acquisition of CRC. Therefore, we may incur material liabilities for the past activities of acquired entities and facilities. Such liabilities and related legal or other costs and/or resulting damage to a facility’s reputation could negatively impact our business, financial condition or results of operations.

We incurred significant transaction and acquisition-related costs in connection with the acquisition of CRC.

We incurred substantial costs in connection with the acquisition of CRC including transaction-related expenses. In addition, we may incur additional costs to maintain employee morale and to retain key employees, and we will incur substantial fees and costs related to formulating and executing integration plans. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to more than offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the acquisition of CRC.

The pro forma financial statements we have filed with the SEC in connection with the acquisition of CRC are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the acquisition of CRC for several reasons. For example, the pro forma financial statements were derived from our historical financial statements and CRC’s and Partnerships in Care’s historical financial statements, and certain adjustments and assumptions have been made regarding us after giving effect to the acquisition of CRC. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, our actual financial condition and results of operations following the acquisition of CRC may not be consistent with, or evident from, the pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial data may not prove to be accurate, and other factors may affect our financial condition or results of operations following the acquisition of CRC. Any potential decline in our financial condition or results of operations may cause significant variations in the trading price of our securities.

Deficiencies in CRC’s internal controls over financial reporting could have a material adverse impact on our ability to produce timely and accurate financial statements.

In 2011, a review of inconsistencies in the accounts at one of CRC’s recovery residential treatment facilities resulted in the restatement of certain previously issued consolidated financial statements. During the year ended December 31, 2012, CRC’s management completed the corrective actions to remediate the material weakness in internal control over financial reporting that gave rise to the restatement. Subsequent to the issuance of CRC’s consolidated financial statements for the year ended December 31, 2013, CRC’s management identified errors and made corrections resulting in a restatement of CRC’s 2013, 2012 and 2011 consolidated financial statements as further described in the notes to those financial statements. CRC’s management concluded that these errors were the result of material weaknesses relating to income tax accounting and stock-based compensation, and began to implement corrective actions to remediate the material weaknesses. If we identify any material weakness in the future, their correction would require additional remedial measures which could be costly and time-consuming. In addition, the presence of a material weakness could result in a material misstatement of annual or interim consolidated financial statements which in turn could require us to restate our operating results.

We made certain assumptions relating to the acquisition of CRC in our forecasts that may prove to be materially inaccurate, and we may be unable to achieve the related cost savings or synergies.

We made certain assumptions relating to the forecast level of cost savings, synergies and associated costs of the acquisition of CRC. Our assumptions relating to the forecast level of cost savings, synergies and associated costs of the acquisition of CRC may be inaccurate based on the information available to us, including as the result of the failure to realize the expected benefits of the acquisition of CRC, higher than expected transaction and integration costs and unknown liabilities as well as general economic and business conditions that may adversely affect us following the completion of the acquisition of CRC. The anticipated cost savings related to the acquisition of CRC are based upon assumptions about our ability to implement integration measures in a timely fashion and within certain cost parameters. Our ability to achieve the planned cost synergies is dependent upon a significant number of factors, some of which may be beyond our control. For example, we may be unable to eliminate duplicative costs and redundancies in a timely fashion or at all. Other factors that could cause us not to realize the expected cost savings and synergies, include but are not limited to, the following: higher than expected severance costs related to workforce reductions; higher than expected retention costs for employees that will be retained; inability to reduce or eliminate fees relating to professional, outside services and other redundant contracted services in a timely manner or at all; delays in the anticipated timing of activities related to our cost-saving plan including in the reduction of other general and administrative expenses; and other unexpected costs associated with operating our business. In addition, CRC was operating at a net loss for the years ended December 31, 2013 and 2014, which may impact our ability to achieve synergies and profitability from the acquisition of CRC in the near term. Actual cost savings, the costs required to realize the cost savings and the assumptions underlying the cost savings could differ materially from our current expectations, and we cannot assure you that we will achieve the full amount of cost savings on the schedule anticipated or at all.

Failure to comply with the international and U.S. laws and regulations applicable to our international operations could subject us to  penalties and other adverse consequences.

We face several risks inherent in conducting business internationally, including compliance with international and U.S. laws and regulations that apply to our international operations. These laws and regulations include U.S. laws such as the Foreign Corrupt Practices Act and other U.S. federal laws and regulations established by the Office of Foreign Asset Control, local laws such as the United Kingdom Bribery Act 2010 or other local laws which prohibit corrupt payments to governmental officials or certain payments or remunerations to customers. Given the high level of complexity of these laws, however, there is a risk that some provisions may be inadvertently breached by us, for example through fraudulent or negligent behavior of individual employees, our failure to comply with certain formal documentation requirements, or otherwise. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, implementation of compliance programs, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to conduct business in the United Kingdom and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our operating results. Our success depends, in part, on our ability to anticipate these risks and manage these challenges.

Foreign currency exchange rate fluctuations could materially impact our consolidated financial position and results of operations.

The acquisition of Partnerships in Care expanded our operations to the United Kingdom. Accordingly, a portion of our net revenues currently is and will be derived from operations in the United Kingdom, and we intend to translate sales and other results denominated in foreign currency into U.S. dollars for our consolidated financial statements. During periods of a strengthening U.S. dollar, our reported international sales and net earnings could be reduced because foreign currencies may translate into fewer U.S. dollars.

In all jurisdictions in which we operate, we are also subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars.

We are subject to taxation in certain foreign jurisdictions. Any adverse development in the tax laws of such jurisdictions or any disagreement with our tax positions could have a material adverse effect on our business, financial condition or results of operations. In addition, our effective tax rate could change materially as a result of certain changes in our mix of United States and foreign earnings and other factors, including changes in tax laws.

We are subject to taxation in, and to the tax laws and regulations of, certain foreign jurisdictions as a result of our operations and our corporate and financing structure after the acquisition of Partnerships in Care. Adverse developments in these tax laws or regulations, or any change in position regarding the application, administration or interpretation thereof, in any applicable jurisdiction, could have a material adverse effect on our business, financial condition or results of operations. In addition, the tax authorities in any applicable jurisdiction may disagree with the tax treatment or characterization of any of our transactions, which, if successfully challenged by such tax authorities, could have a material adverse effect on our business, financial condition or results of operations. Certain changes in the mix of our earnings between jurisdictions and assumptions used in the calculation of income taxes, among other factors, could have a material adverse effect on our overall effective tax rate. In addition, legislative proposals to change the United States taxation of foreign earnings could also increase our effective tax rate.

A worsening of the economic and employment conditions in the geographies in which we operate could materially affect our business and future results of operations.

During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits at the federal, state and local levels have decreased, and may continue to decrease, spending for health and human service programs, including Medicare and Medicaid in the United States, which are significant payor sources for our facilities. In periods of high unemployment, we also face the risk of potential declines in the population covered under private insurance, patient decisions to postpone or decide against receiving behavioral healthcare services, potential increases in the uninsured and underinsured populations we serve and further difficulties in collecting patient co-payment and deductible receivables.

Substantially all of the revenue from CRC’s eating disorder programs, extended care facilities and certain residential treatment facilities is derived from private-pay funding. In addition, a substantial portion of CRC’s revenue from its comprehensive treatment centers and youth programs is from self-payors. Accordingly, a sustained downturn in the U.S. economy could restrain the ability of CRC’s patients and the families of its students to pay for services in all of CRC’s facilities.

Furthermore, the availability of liquidity and capital resources to fund the continuation and expansion of many business operations worldwide has been limited in recent years. Our ability to access the capital markets on acceptable terms may be severely restricted at a time when we would like, or need, access to those markets, which could have a negative impact on our growth plans, our flexibility to react to changing economic and business conditions and our ability to refinance existing debt (including debt under our Amended and Restated Senior Credit Facility and the Senior Notes). A sustained economic downturn or other economic conditions could also adversely affect the counterparties to our agreements, including the lenders under the Amended and Restated Senior Credit Facility, causing them to fail to meet their obligations to us.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

Companies operating in the behavioral healthcare industry in the United States are required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things: billing practices and prices for services; relationships with physicians and other referral sources; necessity and quality of medical care; condition and adequacy of facilities; qualifications of medical and support personnel; confidentiality, privacy and security issues associated with health-related information and patient protected health information (“PHI”); compliance with The Emergency Medical Treatment & Labor Act (“EMTALA”); handling of controlled substances; certification, licensure and accreditation of our facilities; operating policies and procedures; activities regarding competitors; state and local land use and zoning requirements and addition or expansion of facilities and services.

Among these laws are the anti-kickback provision of the Social Security Act (the “Anti-Kickback Statute”), the federal physician self-referral (the “Stark Law”), the federal False Claims Act (the “False Claims Act”), and similar state laws. These laws, and particularly the Anti-Kickback Statute and the Stark Law, impact the relationships that we may have with physicians and other potential referral sources. We have a variety of financial relationships with physicians and other professionals who refer patients to our facilities, including employment contracts, leases and professional service agreements. The Office of the Inspector General of the Department of Health and Human Services has issued certain exceptions and safe harbor regulations that outline practices that are deemed acceptable under the Stark Law and Anti-Kickback Statute. While we endeavor to comply with applicable exceptions and safe harbors, certain of our current arrangements with physicians and other potential referral sources may not qualify for safe harbor protection. Failure to meet a safe harbor does not mean that the arrangement automatically violates the Anti-Kickback Statute, but may subject the arrangement to greater scrutiny. We cannot offer assurances that practices that are outside of a safe harbor will not be found to violate the Anti-Kickback Statute. Allegations of violations of the Stark Law and Anti-Kickback Statute may be brought under the federal Civil Monetary Penalty Law, which requires a lower burden of proof than criminal violations.

These laws and regulations are extremely complex, and, in many cases, we do not have the benefit of regulatory or judicial interpretation. In the future, it is possible that different interpretations of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our arrangements for facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated one or more of these laws could subject us to liabilities, including civil penalties, exclusion of one or more facilities from participation in the government healthcare programs and, for violations of certain laws and regulations, criminal penalties. Even the public announcement that we are being investigated for possible violations of these laws could cause our reputation to suffer and have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot predict whether other similar legislation or regulations at the federal or state level will be adopted, what form such legislation or regulations may take or what their impact on us may be.

The construction and operation of healthcare facilities in the United States are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting, compliance with building codes and environmental protection. Additionally, such facilities are subject to periodic inspection by government authorities to assure their continued compliance with these various standards. If we fail to adhere to these standards, we could be subject to monetary and operational penalties.

All of our facilities that handle and dispense controlled substances must comply with strict federal and state regulations regarding the storage, distribution and disposal of such controlled substances. The potential for theft or diversion of such controlled substances for illegal uses has led the federal government as well as a number of states and localities to adopt stringent regulations not applicable to many other types of healthcare providers. Compliance with these regulations is expensive and these costs may increase in the future.

Property owners and local authorities have attempted, and may in the future attempt, to use or enact zoning ordinances to eliminate our ability to operate a given treatment facility or program. Local governmental authorities in some cases also have attempted to use litigation and the threat of prosecution to force the closure of certain comprehensive treatment facilities. If any of these attempts were to succeed or if their frequency were to increase, our revenue would be adversely affected and our operating results might be harmed. In addition, such actions may require us to litigate which would increase our costs.

Many of our U.S. facilities are also accredited by third-party accreditation agencies such as The Joint Commission or the Commission on Accreditation of Rehabilitation Facilities. If any of our existing healthcare facilities lose their accreditation or any of our new facilities fail to receive accreditation, such facilities could become ineligible to receive reimbursement under Medicare or Medicaid.

Federal, state and local regulations determine the capacity at which many of our U.S. facilities may be operated. State licensing standards require many of our U.S. facilities to have minimum staffing levels; minimum amounts of residential space per student or patient and adhere to other minimum standards. Local regulations require us to follow land use guidelines at many of our U.S. facilities, including those pertaining to fire safety, sewer capacity and other physical plant matters.

Similarly, providers of behavioral healthcare services in the United Kingdom are also subject to a highly regulated business environment. Failure to comply with regulations, lapses in the standards of care, the receipt of poor ratings or lower ratings, the receipt of a negative report that leads to a determination of regulatory noncompliance, or the failure to cure any defect noted in an inspection report could lead to substantial penalties, including the loss of registration or closure of one or more facilities as well as damage to reputation.

If we fail to cultivate new or maintain established relationships with referral sources, our business, financial condition or results of operations could be adversely affected.

Our ability to grow or even to maintain our existing level of business depends significantly on our ability to establish and maintain close working relationships with physicians, managed care companies, insurance companies, educational consultants and other referral sources. We may not be able to maintain our existing referral source relationships or develop and maintain new relationships in existing or new markets. If we lose existing relationships with our referral sources, the number of people to whom we provide services may decline, which may adversely affect our revenue. If we fail to develop new referral relationships, our growth may be restrained.

Our facilities acquired from Partnerships in Care operate in a highly regulated business environment, which is subject to political and regulatory scrutiny. Failure to comply with regulations or the introduction of new regulations or standards with which Partnerships in Care does not comply could lead to substantial penalties, including the loss of registration on one or more of our facilities.

The business of the facilities acquired from Partnerships in Care is subject to a high level of regulation and oversight, in particular from: the Care Quality Commission (“CQC”), the independent regulator for health and adult social care in England; Healthcare Improvement Scotland (“HIS”), the independent regulator for healthcare services in Scotland; Healthcare Inspectorate Wales (“HIW”), the independent regulator for all healthcare services in Wales; and Monitor, the non-departmental public body of the United Kingdom government that serves as the sector regulator for health services in England. The regulatory requirements relevant to Partnerships in Care’s business span the range of Partnerships in Care’s operations from the establishment of new facilities, which are subject to registration requirements, to the recruitment and appointment of staff, occupational health and safety, duty of care to the people Partnerships in Care supports, administration of controlled drugs, clinical standards, conduct of Partnerships in Care’s professional and care staff and other requirements.

Inspections by regulators can be carried out on both an announced and, in most cases, unannounced basis, depending on the specific regulatory provisions relating to the different services Partnerships in Care provides. A failure to comply with regulations in the future, the receipt of poor ratings or lower ratings, the receipt of a negative report that leads to a determination of regulatory noncompliance, or Partnerships in Care’s failure to cure any defect noted in an inspection report could result in reputational damage to Partnerships in Care, fines, or the revocation or suspension of the registration or closure of a care facility or service. Additionally, as placing authorities monitor performance, negative changes in regulatory compliance may affect the number of referrals made to Partnerships in Care. In addition, frequent changes are made to regulatory assessment methods.

We cannot guarantee that current laws, regulations and regulatory assessment methodologies will not be modified or replaced in the future. Such future developments and amendments may negatively impact Partnerships in Care’s operations which could have a material adverse effect on Partnerships in Care’s business, results of operations, financial condition or prospects.

Our business in the United Kingdom relies upon maintaining strong relationships with commissioners employed by publicly funded entities and any reorganization of such publicly funded entities may result in the loss of those relationships.

The relationships that the sales and marketing function of our facilities in the United Kingdom holds with commissioners is a key driver of referrals to such facilities. Should there be a major reorganization of publicly funded entities, such as the NHS reorganization announced in 2010 and implemented between 2012 and 2013, we may need to rebuild such relationships which could result in a decrease in the number of referrals made to the Partnerships in Care facilities and could have a corresponding material adverse effect on our business, results of operations, financial condition or prospects.

We may be required to spend substantial amounts to comply with statutes and regulations relating to privacy and security of PHI.

There are currently numerous legislative and regulatory initiatives in both the U.S. and the United Kingdom addressing patient privacy and information security concerns. In particular, federal regulations issued under HIPAA require our U.S. facilities to comply with standards to protect the privacy, security and integrity of PHI. These regulations have imposed extensive administrative requirements, technical and physical information security requirements, restrictions on the use and disclosure of PHI and related financial information and have provided patients with additional rights with respect to their health information. Compliance with these regulations requires substantial expenditures, which could negatively impact our business, financial condition or results of operations. In addition, our management has spent, and may spend in the future, substantial time and effort on compliance measures.

In addition to HIPAA, we are subject to similar, and in some cases more restrictive, state and federal privacy regulations. For example, the federal government and some states impose laws governing the use and disclosure of health information pertaining to substance abuse issues that are more stringent than the rules that apply to healthcare information generally. As public attention is drawn to the issues of the privacy and security of medical information, states may revise or expand their laws concerning the use and disclosure of health information, or may adopt new laws addressing these subjects.

Violations of the privacy and security regulations could subject our operations to substantial civil monetary penalties and substantial other costs and penalties associated with a breach of data security, including criminal penalties. We may also be subject to substantial reputational harm if we experience a substantial security breach involving PHI.

We may be subject to liabilities from claims brought against us or our facilities.

We are subject to medical malpractice lawsuits and other legal actions in the ordinary course of business. Some of these actions may involve large claims, as well as significant defense costs. We cannot predict the outcome of these lawsuits or the effect that findings in such lawsuits may have on us. All professional and general liability insurance we purchase is subject to policy limitations and in some cases, an insurance company may defend us subject to a reservation of rights. Insurance companies in at least two matters involving Acadia are defending us subject to a reservation of rights. Management believes that, based on our past experience and actuarial estimates, our insurance coverage is adequate considering the claims arising from the operations of our facilities. While we continuously monitor our coverage, our ultimate liability for professional and general liability claims could change materially from our current estimates. If such policy limitations should be partially or fully exhausted in the future, or payments of claims exceed our estimates or are not covered by our insurance, it could have a material adverse effect on our business, financial condition or results of operations. Further, insurance premiums have increased year over year and insurance coverage may not be available at a reasonable cost, especially given the significant increase in insurance premiums generally experienced in the healthcare industry.

We have been and could become the subject of governmental investigations, regulatory actions and whistleblower lawsuits.

Healthcare companies in both the United States and the United Kingdom are subject to numerous investigations by various governmental agencies. Certain of our facilities have received, and other facilities may receive, government inquiries from, and may be subject to investigation by, governmental agencies. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material adverse effect on our business, financial condition and results of operations.

Further, under the False Claims Act, private parties are permitted to bring qui tam or “whistleblower” lawsuits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Because qui tam lawsuits are filed under seal, we could be named in one or more such lawsuits of which we are not aware. We may also be subject to substantial reputational harm as a result of the public announcement of any investigation into such claims.

We are subject to uncertainties regarding recent health reform and budget legislation.

The expansion of health insurance coverage in the United States under the Patient Protection and Affordable Care Act and the Reconciliation Act (collectively, the “Health Reform Legislation”), may increase the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements and may include states where we have facilities. Furthermore, as a result of the Health Reform Legislation, there may be a reduction in uninsured patients, which should reduce our expense from uncollectible accounts receivable.

Notwithstanding the foregoing, the Health Reform Legislation makes a number of other changes to Medicare and Medicaid which management believes may have an adverse impact on us. The various provisions in the Health Reform Legislation that directly or indirectly affect reimbursement are scheduled to take effect over a number of years. Health Reform Legislation provisions are likely to be affected by the incomplete nature of implementing regulations or expected forthcoming interpretive guidance, gradual implementation or future legislation. Further, Health Reform Legislation provisions, such as those creating the Medicare Shared Savings Program and the Independent Payment Advisory Board, create certain flexibilities in how healthcare may be reimbursed by federal programs in the future. Thus, we cannot predict the impact of the Health Reform Legislation on our future reimbursement at this time.

The Health Reform Legislation also contains provisions aimed at reducing fraud and abuse in healthcare. The Health Reform Legislation amends several existing laws, including the federal Anti-Kickback Statute and the False Claims Act, making it easier for government agencies and private plaintiffs to prevail in lawsuits brought against healthcare providers. Congress revised the intent requirement of the Anti-Kickback Statute to provide that a person is not required to have actual knowledge or specific intent to commit a violation of the Anti-Kickback Statute in order to be found guilty of violating such law. The Health Reform Legislation also provides that any claims for items or services that violate the Anti-Kickback Statute are also considered false claims for purposes of the False Claims Act. The Health Reform Legislation provides that a healthcare provider that knowingly retains an overpayment in excess of 60 days is subject to the False Claims Act.

The impact of the Health Reform Legislation on each of our facilities may vary. We cannot predict the impact the Health Reform Legislation may have on our business, results of operations, cash flow, capital resources and liquidity, or whether we will be able to adapt successfully to the changes required by the Health Reform Legislation.

We are similarly unable to guarantee that current United Kingdom laws, regulations and regulatory assessment methodologies will not be modified or replaced in the future. Additionally, there is a risk that budget constraints, public spending cuts (such as the cuts announced by the United Kingdom government in the 2010 Comprehensive Spending Review and implemented in the 2011 and 2012 government budgets) or other financial pressures could cause NHS to reduce funding for the types of services that Partnerships in Care provides. Such policy changes in the United Kingdom could lead to fewer services being purchased by publicly funded entities or material changes being made to their procurement practices, any of which could materially reduce Partnerships in Care’s revenue. These and other future developments and amendments may negatively impact our operations, which could have a material adverse effect on our business, financial condition or results of operations. See “—Expanding our operations internationally poses additional risks to our business” in this prospectus.

We operate in a highly competitive industry, and competition may lead to declines in patient volumes.

The healthcare industry is highly competitive, and competition among healthcare providers (including hospitals) for patients, physicians and other healthcare professionals has intensified in recent years. There are other healthcare facilities that provide behavioral and other mental health services comparable to at least some of those offered by our facilities in each of the geographical areas in which we operate. Some of our competitors are owned by tax-supported governmental agencies or by non-profit corporations and may have certain financial advantages not available to us, including endowments, charitable contributions, tax-exempt financing and exemptions from sales, property and income taxes. Some of our for-profit competitors are local, independent operators or physician groups with strong established reputations within the surrounding communities, which may adversely affect our ability to attract a sufficiently large number of patients in markets where we compete with such providers.

If our competitors are better able to attract patients, recruit and retain physicians and other healthcare professionals, expand services or obtain favorable managed care contracts at their facilities, we may experience a decline in patient volume and our results of operations may be adversely affected.

NHS is the principal provider of secure mental healthcare services in the United Kingdom, with approximately 70% of the total beds in the United Kingdom. As the preferred provider, there is a bias toward referrals to NHS, and therefore NHS facilities have maintained high occupancy rates. As a result of budget constraints, independent operators have emerged to satisfy the demand for mental health services not supplied by NHS. We face competition in the United Kingdom from other independent sector providers and publicly funded entities for individuals requiring care and for appropriate sites on which to develop or expand facilities in the United Kingdom. Should we fail to compete effectively with our peers and competitors in the industry, or if the competitive environment intensifies, individuals may be referred elsewhere for services that we provide, negatively impacting our ability to secure referrals and limiting the expansion of our business.

The trend by insurance companies and managed care organizations to enter into sole-source contracts may limit our ability to obtain patients.

Insurance companies and managed care organizations in the United States are entering into sole-source contracts with healthcare providers, which could limit our ability to obtain patients since we do not offer the range of services required for these contracts. Moreover, private insurers, managed care organizations and, to a lesser extent, Medicaid and Medicare, are beginning to carve-out specific services, including mental health and substance abuse services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. Continued growth in the use of carve-out arrangements could materially adversely affect our business to the extent we are not selected to participate in such networks or if the reimbursement rate in such networks is not adequate to cover the cost of providing the service.

Our performance depends on our ability to recruit and retain quality psychiatrists and other physicians.

The success and competitive advantage of our facilities depends, in part, on the number and quality of the psychiatrists and other physicians on the medical staffs of our facilities and our maintenance of good relations with those medical professionals. Although we employ psychiatrists and other physicians at many of our facilities, psychiatrists and other physicians generally are not employees of our facilities, and, in a number of our markets, they have admitting privileges at competing hospitals providing acute or inpatient behavioral healthcare services. Such physicians (including psychiatrists) may terminate their affiliation with us at any time or admit their patients to competing healthcare facilities or hospitals. If we are unable to attract and retain sufficient numbers of quality psychiatrists and other physicians by providing adequate support personnel and facilities that meet the needs of those psychiatrists and other physicians, they may stop referring patients to our facilities and our results of operations may decline.

It may become difficult for us to attract and retain an adequate number of psychiatrists and other physicians to practice in certain of the communities in which our facilities are located. Our failure to recruit psychiatrists and other physicians to these communities or the loss of such medical professionals in these communities could make it more difficult to attract patients to our facilities and thereby may have a material adverse effect on our business, financial condition or results of operations. Additionally, our ability to recruit psychiatrists and other physicians is closely regulated. The form, amount and duration of assistance we can provide to recruited psychiatrists and other physicians is limited by the Stark Law, the Anti-Kickback Statute, state anti-kickback statutes, and related regulations.

Our facilities face competition for staffing that may increase our labor costs and reduce our profitability.

Our operations depend on the efforts, abilities, and experience of our management and medical support personnel, including our addiction counselors, therapists, nurses, pharmacists, licensed counselors, clinical technicians, and mental health technicians, as well as our psychiatrists and other professionals. We compete with other healthcare providers in recruiting and retaining qualified management, program directors, physicians (including psychiatrists) and support personnel responsible for the daily operations of our business, financial condition or results of operations.

A shortage of nurses, qualified addiction counselors, and other medical support personnel has been a significant operating issue facing us and other healthcare providers. This shortage may require us to enhance wages and benefits to recruit and retain nurses, qualified addiction counselors, and other medical support personnel or require us to hire more expensive temporary or contract personnel. In addition, certain of our facilities are required to maintain specified staffing levels. To the extent we cannot meet those levels, we may be required to limit the services provided by these facilities, which would have a corresponding adverse effect on our net operating revenues. Certain of our treatment facilities are located in remote geographical areas, far from population centers, which increases this risk.

We cannot predict the degree to which we will be affected by the future availability or cost of attracting and retaining talented medical support staff. If our general labor and related expenses increase, we may not be able to raise our rates correspondingly. Our failure either to recruit and retain qualified management, psychiatrists, therapists, counselors, nurses and other medical support personnel or control our labor costs could have a material adverse effect on our results of operations.

Some of our employees are represented by labor unions and any work stoppage could adversely affect our business.

Increased labor union activity could adversely affect our labor costs. As of June 30, 2015, labor unions represented approximately 430 employees at six of our U.S. facilities through eight collective bargaining agreements. With the Partnerships in Care acquisition, the Royal College of Nursing represents nursing employees at all of our facilities in the United Kingdom. We cannot assure you that we will be able to successfully negotiate a satisfactory collective bargaining agreement or that employee relations will remain stable. Furthermore, there is a possibility that work stoppages could occur as a result of union activity, which could increase our labor costs and adversely affect our business, financial condition or results of operations. To the extent that a greater portion of our employee base unionizes and the terms of any collective bargaining agreements are significantly different from our current compensation arrangements, it is possible that our labor costs could increase materially and our business, financial condition or results of operations could be adversely affected.

We depend heavily on key management personnel, and the departure of one or more of our key executives or a significant portion of our local  facility management personnel could harm our business.

The expertise and efforts of our senior executives and the chief executive officer, chief financial officer, medical directors, physicians and other key members of our facility management personnel are critical to the success of our business. The loss of the services of one or more of our senior executives or of a significant portion of our facility management personnel could significantly undermine our management expertise and our ability to provide efficient, quality healthcare services at our facilities, which could harm our business.

The Partnerships in Care senior management team was important to our acquisition of Partnerships in Care. The loss of members of the Partnerships in Care management team could impact our ability to successfully integrate and operate the Partnerships in Care facilities and business.

We could face risks associated with, or arising out of, environmental, health and safety laws and regulations.

We are subject to various federal, foreign, state and local laws and regulations that:

•	regulate certain activities and operations that may have environmental or health and safety effects, such as the generation, handling and disposal of medical wastes;

•	impose liability for costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances; and

•	regulate workplace safety.

Compliance with these laws and regulations could increase our costs of operation. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial condition or cash flows. We could be responsible for the investigation and remediation of environmental conditions at currently or formerly owned, operated or leased sites, as well as for associated liabilities, including liabilities for natural resource damages, third party property damage or personal injury resulting from lawsuits that could be brought by the government or private litigants, relating to our operations, the operations of facilities or the land on which our facilities are located. We may be subject to these liabilities regardless of whether we operate, lease or own the facility, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant, or by a third party or a neighboring facility whose operations may have affected such facility or land. That is because liability for contamination under certain environmental laws can be imposed on current or past owners or operators of a site without regard to fault. We cannot assure you that environmental conditions relating to our prior, existing or future sites or those of predecessor companies whose liabilities we may have assumed or acquired will not have a material adverse effect on our business, financial condition or results of operations.

State efforts to regulate the construction or expansion of healthcare facilities in the United States could impair our ability to operate and expand our operations.

A majority of the states in which we operate facilities in the United States have enacted certificate of need (“CON”) laws that regulate the construction or expansion of healthcare facilities, certain capital expenditures or changes in services or bed capacity. In giving approval for these actions, these states consider the need for additional or expanded healthcare facilities or services. Our failure to obtain necessary state approval could (i) result in our inability to acquire a targeted facility, complete a desired expansion or make a desired replacement, (ii) make a facility ineligible to receive reimbursement under the Medicare or Medicaid programs or (iii) result in the revocation of a facility’s license or impose civil or criminal penalties on us, any of which could harm our business.

In addition, significant CON reforms have been proposed in a number of states that would increase the capital spending thresholds and provide exemptions of various services from review requirements. In the past, we have not experienced any material adverse effects from such requirements, but we cannot predict the impact of these changes upon our operations.

We may be unable to extend leases at expiration, which could harm our business, financial condition or results of operations.

We lease the real property on which a number of our facilities are located. Our lease agreements generally give us the right to renew or extend the term of the leases and, in certain cases, purchase the real property. These renewal and purchase rights generally are based upon either prescribed formulas or fair market value. Management expects to renew, extend or exercise purchase options with respect to our leases in the normal course of business; however, there can be no assurance that these rights will be exercised in the future or that we will be able to satisfy the conditions precedent to exercising any such renewal, extension or purchase options. Furthermore, the terms of any such options that are based on fair market value are inherently uncertain and could be unacceptable or unfavorable to us depending on the circumstances at the time of exercise. If we are not able to renew or extend our existing leases, or purchase the real property subject to such leases, at or prior to the end of the existing lease terms, or if the terms of such options are unfavorable or unacceptable to us, our business, financial condition or results of operations could be adversely affected.

Controls designed to reduce inpatient services may reduce our revenues.

Controls imposed by Medicare, Medicaid and commercial third-party payors designed to reduce admissions and lengths of stay, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required preadmission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. For example, the Health Reform Legislation potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on its use. Utilization review is also a requirement of most non-governmental managed-care organizations and other third-party payors. Although we are unable to predict the effect these controls and changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on our financial condition and results of operations.

Additionally, the outsourcing of behavioral healthcare to the private sector is a relatively recent development in the United Kingdom. There has been some opposition to outsourcing. While we anticipate that NHS will continue to rely increasingly upon outsourcing, we cannot assure you that the outsourcing trend will continue. The absence of future growth in the outsourcing of behavioral healthcare services could have a material adverse impact on our business, financial condition and results of operations.

Although we have facilities in 37 states, the United Kingdom and Puerto Rico, we have substantial operations in each of the United Kingdom, Pennsylvania and Arkansas, which makes us especially sensitive to regulatory, economic, environmental and competitive conditions and changes in those locations.

On a pro forma basis, our revenues in the United Kingdom, Pennsylvania and Arkansas represented approximately 38% of our revenue for the year ended December 31, 2014 and approximately 36% of our revenue for the six months ended June 30, 2015, as listed in the following table:

	% of Total Revenue
State/Country	Year Ended December 31, 2014	Six Months Ended June 30, 2015
United Kingdom	23%	21%
Pennsylvania	8%	8%
Arkansas	7%	7%

Total	38%	36%

This concentration makes us particularly sensitive to legislative, regulatory, economic, environmental and competition changes in those locations. Any material change in the current payment programs or regulatory, economic, environmental or competitive conditions in these locations could have a disproportionate effect on our overall business results. If our facilities in these states are adversely affected by changes in regulatory and economic conditions, our business, financial condition or results of operations could be adversely affected.

In addition, some of our facilities are located in hurricane-prone areas. In the past, hurricanes have had a disruptive effect on the operations of facilities and the patient populations in hurricane-prone areas. Our business activities could be significantly disrupted by a particularly active hurricane season or even a single storm, and our property insurance may not be adequate to cover losses from such storms or other natural disasters.

We are required to treat patients with emergency medical conditions regardless of ability to pay.

In accordance with our internal policies and procedures, as well as EMTALA, we provide a medical screening examination to any individual who comes to one of our hospitals seeking medical treatment (whether or not such individual is eligible for insurance benefits and regardless of ability to pay) to determine if such individual has an emergency medical condition. If it is determined that such person has an emergency medical condition, we provide such further medical examination and treatment as is required to stabilize the patient’s medical condition, within the facility’s capability, or arrange for the transfer of the individual to another medical facility in accordance with applicable law and the treating hospital’s written procedures. Our hospitals may face substantial civil penalties if we fail to provide appropriate screening and stabilizing treatment or fail to facilitate other appropriate transfers as required by EMTALA, our hospitals may face substantial civil penalties. Our obligations under EMTALA may increase substantially; CMS has recently sought stakeholder comments concerning the potential applicability of EMTALA to hospital inpatients and the responsibilities of hospitals with specialized capabilities, such as ours, to accept the transfer of such patients. If the number of indigent and charity care patients with emergency medical conditions we treat increases significantly, or if regulations expanding our obligations to inpatients under EMTALA are adopted, our results of operations may be harmed.

An increase in uninsured or underinsured patients or the deterioration in the collectability of the accounts of such patients could harm our results of operations.

Collection of receivables from third-party payors and patients is critical to our operating performance. Our primary collection risks relate to uninsured patients and the portion of the bill that is the patient’s responsibility, which primarily includes co-payments and deductibles. We estimate our provisions for doubtful accounts based on general factors such as payor source, the agings of the receivables and historical collection experience. At June 30, 2015, our allowance for doubtful accounts represented approximately 14% of our accounts receivable balance as of such date. We routinely review accounts receivable balances in conjunction with these factors and other economic conditions that might ultimately affect the collectability of the patient accounts and make adjustments to our allowances as warranted. Significant changes in business office operations, payor mix, economic conditions or trends in federal and state governmental health coverage (including implementation of the Health Reform Legislation) could affect our collection of accounts receivable, cash flow and results of operations. If we experience unexpected increases in the growth of uninsured and underinsured patients or in bad debt expenses, our results of operations will be harmed.

A cyber security incident could cause a violation of HIPAA and other privacy laws and regulations or result in a loss of confidential data.

A cyber-attack that bypasses our information technology (“IT”) security systems causing an IT security breach, loss of PHI or other data subject to privacy laws, loss of proprietary business information, or a material disruption of our IT business systems, could have a material adverse impact on our business, financial condition or results of operations. In addition, our future results of operations, as well as our reputation, could be adversely impacted by theft, destruction, loss, or misappropriation of PHI, other confidential data or proprietary business information.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), could have a material adverse effect on our business.

We are required to maintain internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violations of NASDAQ listing rules and may breach the covenants under our financing arrangements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. If we or our independent registered public accounting firm identify any material weakness in our internal control over financial reporting in the future (including any material weakness in the controls of businesses we have acquired), their correction could require additional remedial measures which could be costly, time-consuming and could have a material adverse effect on our business.

As part of the Partnerships in Care acquisition, we assumed Partnerships in Care’s existing pension plans and a defined contribution  plan and are responsible for an underfunded pension liability. In addition, we may be required to increase funding of the pension plans and/or be subject to restrictions on the use of excess cash.

Partnerships in Care is the sponsor of a defined benefit pension plan (the Partnerships in Care Limited Pension and Life Assurance Plan) that covers approximately 187 members in the United Kingdom, most of whom are inactive and retired former employees. As of May 1, 2005, this plan was closed to new participants but then-current participants continue to accrue benefits. As of June 30, 2015, the net deficit recognized under U.S. GAAP in respect of this scheme was £5.9 million. Although this underfunded position was considered in determining the purchase price for Partnerships in Care, it may adversely affect us as follows:

•	Laws and regulations normally require a new funding plan to be agreed upon every three years, with the next new funding plan to be agreed upon with the plan trustees by March 2015. Changes in actuarial assumptions, including future discount, inflation and interest rates, investment returns and mortality rates, may increase the underfunded position of the pension plan and cause us to increase our contributions to the pension plan to cover underfunded liabilities.

•	The pension plan is regulated in the United Kingdom, and trustees represent the interests of covered workers. Laws and regulations could create an immediate funding obligation to the pension plan which could be significantly greater than the £5.9 million as of June 30, 2015, and could impact the ability to use Partnerships in Care’s existing cash or our future excess cash to grow the business or finance other obligations. The use of Partnerships in Care’s cash and future cash flows beyond the operation of Partnerships in Care’s business or the satisfaction of Partnerships in Care’s obligations would require negotiations with the trustees and regulators.

We also assumed an additional pension plan (the Federated Pension Plan), of which fewer than five Partnerships in Care employees are participants, and a defined contribution plan (the Partnerships in Care Limited New Generation Personal Pension) under which participants receive contributions as a proportion of earnings. Maintenance of these plans may result in additional expenses. Termination of these plans could have an adverse impact on employee relations and a material adverse effect on our financial results.

We incur substantial costs as a result of being a public company.

As a public company, we incur significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements. We incur costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and related rules implemented by the SEC and NASDAQ. Enacted in July 2010, the Dodd-Frank Act contains significant corporate governance and executive compensation-related provisions, some of which the SEC has recently implemented by adopting additional rules and regulations in areas such as executive compensation. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Management expects these laws and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although management is currently unable to estimate these costs with any degree of certainty. These laws and regulations could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We are party to a stockholders agreement with Waud Capital Partners, L.L.C. and certain of its affiliates (“Waud Capital Partners”) and investment funds affiliated with Bain Capital Partners, LLC (collectively, “Bain Capital”), which provides them with certain rights over Company matters.

In accordance with the terms of the Amended and Restated Stockholders Agreement, Waud Capital Partners has the right to designate, following the expiration of the current term of directors designated by Waud Capital Partners, one nominee for election to the board of directors of the Company for one additional three-year term. Waud Capital Partners also retains a consent right over the removal of existing directors designated by Waud Capital Partners and any vacancies in such designated board seats may be filled by Waud Capital Partners prior to the expiration of the current terms of such directors. The merger agreement related to our acquisition of CRC provided that one designee of Bain Capital be appointed to our board of directors as a Class III director at the effective time of the merger.

It is possible that the interests of Waud Capital Partners and Bain Capital may in some circumstances conflict with our interests and the interests of our debtholders.

EXCHANGE OFFER

Purpose of the Exchange Offer

The Exchange Offer is designed to provide holders of Outstanding Notes with an opportunity to acquire Exchange Notes which, unlike the Outstanding Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Outstanding Notes were originally issued and sold on September 21, 2015, to the Initial Purchasers pursuant to the Purchase Agreement. The Outstanding Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resale of the Outstanding Notes by the Initial Purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Outstanding Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) to an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act that is acquiring the Outstanding Notes for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, (v) pursuant to another available exemption from the registration requirements of the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Outstanding Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Outstanding Notes, pursuant to the Exchange Offer. The Registration Rights Agreement provides that we will file with the SEC an Exchange Offer registration statement on an appropriate form under the Securities Act and offer to holders of Outstanding Notes who are able to make certain representations, the opportunity to exchange their Outstanding Notes for Exchange Notes. Under some circumstances, holders of the Outstanding Notes, including holders who are not permitted to participate in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Outstanding Notes by these holders.

Under existing interpretations by the staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the Exchange Offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Outstanding Notes that exchanges such Outstanding Notes for Exchange Notes in the Exchange Offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Outstanding Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying this prospectus, we will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that:

(1)	the Exchange Notes will bear a different CUSIP Number from the Outstanding Notes;

(2)	the Exchange Notes will be registered under the Securities Act and will not bear legends restricting their transfer; and

(3)	the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Outstanding Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer to which this prospectus relates is terminated.

The Exchange Notes will evidence the same debt as the Outstanding Notes, will be entitled to the benefits of the indenture governing the notes and will constitute, with the Outstanding Notes, a single series of notes under the indenture.

As of the date of this prospectus, $275.0 million aggregate principal amount of Outstanding Notes are outstanding. This prospectus and the letter of transmittal, accompanying this prospectus, are being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

Holders of Outstanding Notes do not have any appraisal or dissenters’ rights under the General Corporate Law of the State of Delaware or the indenture governing the notes in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act.

We will be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given oral notice (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain specified events set forth in this prospectus or otherwise, the certificates for any unaccepted Outstanding Notes will be promptly returned, without expense, to the tendering holder thereof promptly following the expiration date of the Exchange Offer.

Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See “—Fees and Expenses” and “—Transfer Taxes” below.

The Exchange Offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on November 20, 2015, unless we, in our sole discretion, extend the Exchange Offer, in which case the term “expiration date” will mean the latest date and time to which the Exchange Offer is extended.

To extend the Exchange Offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1)	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2)	issue a notice by press release or other public announcement.

Any announcement of delay in acceptance, extension, termination or amendment of the Exchange Offer will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied,

(a)	to delay accepting any Outstanding Notes,

(b)	to extend the Exchange Offer, or

(c)	to terminate the Exchange Offer, or

(2)	to amend the terms of the Exchange Offer in any manner.

Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. In the event of a material change to the terms of an Exchange Offer, including the waiver of a material condition, we will extend the terms of the applicable Exchange Offer, if necessary, so that at least five business days remain in such Exchange Offer following notice of any such material change.

Interest on the Exchange Notes

No interest will be paid on either the Exchange Notes or the Outstanding Notes at the time of the exchange. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Outstanding Notes. Accordingly, the holders of Outstanding Notes that are accepted for exchange will not receive accrued but unpaid interest on such Outstanding Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Outstanding Notes on the first interest payment date after the expiration date of the Exchange Offer.

Procedures for Tendering Outstanding Notes

Only a holder of Outstanding Notes may tender Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must comply with either of the following:

(1)	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or a facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

(2)	comply with the ATOP procedures described below.

In addition, you must comply with one of the following conditions:

(1)	the exchange agent must receive certificates for the Outstanding Notes along with the letter of transmittal prior to the expiration date;

(2)	the exchange agent must receive a timely confirmation of book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC under the procedures for book-entry transfer described below along with a properly transmitted agent’s message prior to the expiration date; or

(3)	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and the required documents must be received by the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Outstanding Notes that the participant has received and agrees: (1) to participate in ATOP, (2) to be bound by the terms of the letter of transmittal and (3) that we may enforce the agreement against the participant.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of Outstanding Notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Outstanding Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Letter of Transmittal” included with the letter of transmittal accompanying this prospectus.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 promulgated under the Exchange Act (banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations) (each an “Eligible Guarantor Institution”) unless the Outstanding Notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Guarantor Institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an Eligible Guarantor Institution.

If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed in this prospectus, the Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the Outstanding Notes with the signature thereon guaranteed by an Eligible Guarantor Institution.

If the letter of transmittal or any bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the time we determine and in any case, before the expiration date. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of Outstanding Notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Outstanding Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account with respect to the Outstanding Notes in accordance with DTC’s procedures for the transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, or an appropriate letter of transmittal properly completed and duly executed, or a facsimile thereof, with any required signature guarantee and all other required documents, must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below under “—Exchange Agent” on or prior to 5:00 p.m., New York City time, on the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a registered holder of the Outstanding Notes desires to tender Outstanding Notes and the Outstanding Notes are not immediately available, or time will not permit that holder’s Outstanding Notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1)	the tender is made through an Eligible Guarantor Institution;

(2)	prior to 5:00 pm, New York City time, on the expiration date, the exchange agent receives from that Eligible Guarantor Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by fax transmission, mail or hand delivery, setting forth the name and address of the holder of Outstanding Notes and the amount of the Outstanding Notes tendered and stating that the tender is being made by guaranteed delivery, with a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the Outstanding Notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the Eligible Guarantor Institution with the exchange agent; and

(3)	the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered Outstanding Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Outstanding Notes may be withdrawn at any time prior to the expiration date.

To withdraw a tender of Outstanding Notes in the Exchange Offer, either a notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus or you must comply with the appropriate withdrawal procedures of DTC’s ATOP. Any notice of withdrawal must be in writing and:

(1)	specify the name of the person having deposited the Outstanding Notes to be withdrawn;

(2)	identify the Outstanding Notes to be withdrawn, including the certificate number(s) and principal amount of the Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Outstanding Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Outstanding Notes register the transfer of the Outstanding Notes into the name of the person withdrawing the tender; and

(4)	specify the name in which any Outstanding Notes are to be registered, if different from that of the person depositing the Outstanding Notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion, which determination will be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under “—Procedures for Tendering Outstanding Notes” at any time prior to the expiration date.

Representations

To participate in the Exchange Offer, each holder will be required to make the following representations to us:

(1)	you or any other person acquiring Exchange Notes in exchange for your Outstanding Notes in the Exchange Offer is acquiring them in the ordinary course of business;

(2)	neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes in the Exchange Offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3)	neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the Exchange Offer;

(4)	neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5)	if you or another person acquiring Exchange Notes in exchange for your Outstanding Notes is a broker-dealer and you acquired the Outstanding Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this Exchange Offer prospectus in connection with resales of the Exchange Notes issued in the Exchange Offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Outstanding Notes in the initial offering and not as a result of market-making activities or other trading activities, or if you are engaged in, or intend to engage in, or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the Exchange Offer, you or that person:

(1)	may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the Exchange Offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Outstanding Notes.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate the Exchange Offer (whether or not any Outstanding Notes have been accepted for exchange) or amend the Exchange Offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our reasonable discretion, prior to the expiration date:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Outstanding Notes in the Exchange Offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any governmental authority, domestic or foreign; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the Exchange Offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Outstanding Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange; or

•	there shall occur a change in the current interpretation by the staff of the SEC which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the Exchange Offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the Exchange Offer.

If we determine in our reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the Exchange Offer (whether or not any Outstanding Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Outstanding Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the Exchange Offer.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the Exchange Offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender Outstanding Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the Exchange Offer. You should direct questions or requests for assistance with respect to the Exchange Offer procedures and requests for additional copies of this prospectus and the letter of transmittal to the exchange agent addressed as follows:

U.S. BANK NATIONAL ASSOCIATION, EXCHANGE AGENT

By Registered or Certified Mail, Hand Delivery or Overnight Courier:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance Department

For Information Call:

(800) 934-6802

Facsimile Transmission:

(for eligible institutions only)

(651) 495-8158

Confirm by Telephone:

(800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

You May Suffer Adverse Consequences if you Fail to Exchange Outstanding Notes

If you do not tender your Outstanding Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above. Your Outstanding Notes will continue to be subject to the provisions of the indenture governing the notes regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of the Outstanding Notes imposed by the Securities Act and states securities law when we complete the Exchange Offer. These transfer restrictions are required because the Outstanding Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Outstanding Notes in the Exchange Offer, your ability to sell your Outstanding Notes could be adversely affected. Once we have completed the Exchange Offer, holders who have not tendered Outstanding Notes will not continue to be entitled to any increase in interest rate that the Registration Rights Agreement provides for if we do not complete the Exchange Offer.

Consequences of Failure to Exchange

The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, the Outstanding Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)	so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act;

(3)	outside the United States to a non-U.S. person in a transaction meeting the requirements of Rule 904 under the Securities Act;

(4)	to an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act that is acquiring the Outstanding Notes for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act;

(5)	pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us; or

(6)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

USE OF PROCEEDS

This Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the Exchange Notes. The Outstanding Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the Exchange Offer.

CAPITALIZATION

The following table describes our cash and cash equivalents and our consolidated capitalization as of June 30, 2015:

•	on an actual basis; and

•	on an adjusted basis to reflect $120.0 million of borrowings under our senior secured revolving line of credit under our credit facility since June 30, 2015 to fund certain acquisitions;

•	on an as further adjusted basis to give effect to the issuance and sale of the Outstanding Notes.

You should read this table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto of Acadia, CRC and Partnerships in Care, included in this prospectus or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 or our other filings with the SEC, which are incorporated by reference in this prospectus.

	As of June 30, 2015
	Actual	As Adjusted(1)	As Further Adjusted(1)
	(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share data)
Cash and cash equivalents	$34,572	$34,572	$80,592

Debt:
Amended and Restated Senior Credit Facility:
Senior Secured Term A Loans(2)	512,497	512,497	512,497
Senior Secured Term B Loans(3)	495,123	495,123	495,123
Senior Secured Revolving Line of Credit	—	120,000	—
12.875% Senior Notes due 2018(4)	96,533	96,533	—
6.125% Senior Notes due 2021	150,000	150,000	150,000
5.125% Senior Notes due 2022	300,000	300,000	300,000
5.625% Senior Notes due 2023	375,000	375,000	375,000
5.625% Senior Notes due 2023 offered hereby	—	—	275,000
9.0% and 9.5% Revenue Bonds(5)	24,054	24,054	24,054
Total debt (including current portion)	$1,953,207	$2,073,207	$2,131,674

Stockholders’ Equity:
Common stock, $0.01 par value per share; 90,000,000 shares authorized and 70,596,523 shares issued and outstanding, actual; 90,000,000 shares authorized and 70,596,523 shares issued and outstanding, as adjusted	$706	$706	$706
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued and outstanding	—		—
Additional paid-in capital	1,567,304	1,567,304	1,567,304
Accumulated Other Comprehensive Loss	(51,586)	(51,586)	(51,586)
Retained Earnings	149,880	149,880	140,526
Total Equity	1,666,304	1,666,304	1,656,950

Total capitalization	$3,619,511	$3,739,511	$3,788,624

(1)	Since June 30, 2015, we incurred $120.0 million of additional borrowings under our senior secured revolving line of credit under our credit facility, primarily to finance three acquisitions in the United Kingdom effective September 1, 2015. See “Summary—Recent Developments.” A portion of the proceeds from the offering of the Outstanding Notes was used to repay this $120.0 million of additional borrowings under our senior secured revolving line of credit.
(2)	Reflects $1.6 million of unamortized discount.
(3)	Reflects $2.4 million of unamortized discount.
(4)	Reflects $1.0 million of unamortized issuance discount and assumes all outstanding notes were tendered for purchase in connection with the Tender Offer completed on September 21, 2015.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data presented below for the years ended December 31, 2014, 2013 and 2012, and as of December 31, 2014, 2013 and 2012, is derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The selected consolidated financial data for the years ended December 31, 2011 and 2010, and as of December 31, 2011 and 2010, is derived from our audited consolidated financial statements not included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We have derived the selected consolidated financial data presented below as of and for the six months ended June 30, 2014 and 2015 from Acadia Healthcare Company, Inc.’s unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2015. The results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the entire fiscal year. The audited financial statements for the periods presented have been reclassified for discontinued operations. The selected consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the six months ended June 30, 2015, which are incorporated by reference in this prospectus. The selected consolidated financial data presented below does not give effect to our acquisitions prior to the respective date of such acquisitions. On May 13, 2011, the Company elected to convert from a Delaware limited liability company to a Delaware corporation in accordance with Delaware law.

	Year Ended December 31,					Six Months Ended June 30,
	2010	2011	2012	2013	2014	2014	2015
	(In thousands, except per share data)
Income Statement Data:
Revenue before provision for doubtful accounts	$64,342	$219,704	$413,850	$735,109	$1,030,784	$426,783	$835,956
Provision for doubtful accounts	(2,239)	(3,206)	(6,389)	(21,701)	(26,183)	(11,562)	(16,513)

Revenue	62,103	216,498	407,461	713,408	1,004,601	415,221	819,443
Salaries, wages and benefits(1)	38,661	152,609	239,639	407,962	575,412	240,048	449,173
Professional fees	1,675	8,896	19,019	37,171	52,482	21,273	52,456
Supplies	3,699	11,349	19,496	37,569	48,422	20,660	36,796
Rents and leases	1,288	5,576	7,838	10,049	12,201	5,658	14,097
Other operating expenses	6,870	20,171	42,777	80,572	110,654	47,756	91,655
Depreciation and amortization	976	4,278	7,982	17,090	32,667	11,371	28,030
Interest expense, net	738	9,191	29,769	37,250	48,221	19,437	50,195
Debt extinguishment costs	—	—	—	9,350	—	—	—
Gain on foreign currency derivatives	—	—	—	—	(15,262)	(13,735)	908
Sponsor management fees	120	1,347	—	—	—	—	—
Transaction-related expenses	918	41,547	8,112	7,150	13,650	4,595	25,573

Income (loss) from continuing operations, before income taxes	7,158	(38,466)	32,829	69,245	126,154	58,158	70,560
Provision for (benefit from) income taxes(2)	477	(5,272)	12,325	25,975	42,922	22,680	22,125

Income (loss) from continuing operations	6,681	(33,194)	20,504	43,270	83,232	35,478	48,435
Income (loss) from discontinued operations, net of income taxes	(471)	(1,698)	(101)	(691)	(192)	31	3

Net income (loss)	$6,210	$(34,892)	$20,403	$42,579	$83,040	$35,509	$48,438
Income (loss) from continuing operations per share basic	$0.38	$(1.77)	$0.53	$0.87	$1.51	$0.70	$0.74
Income (loss) from continuing operations per share diluted	$0.38	$(1.77)	$0.53	$0.86	$1.50	$0.69	$0.74

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$8,614	$61,118	$49,399	$4,569	$94,040	$277,744	$34,572
Total assets	45,395	412,996	983,413	1,224,659	2,223,590	1,592,552	3,926,385
Total debt	9,984	277,459	473,318	617,136	1,096,270	567,257	1,953,207
Total equity	25,107	96,365	432,550	480,710	880,965	895,222	1,666,304

(1)	Salaries, wages and benefits include equity-based compensation expense of $17.3 million, $2.3 million, $5.2 million, $10.1 million, $4.2 million and $9.2 million for the years ended December 31, 2011, 2012, 2013 and 2014 and the six months ended June 30, 2014 and 2015, respectively.
(2)	On April 1, 2011, the Company and its wholly-owned limited liability company subsidiaries elected to be taxed as a corporation for federal and state income tax purposes, and, therefore, income taxes became the obligation of the Company subsequent to April 1, 2011.

DESCRIPTION OF OTHER INDEBTEDNESS

Amended and Restated Senior Credit Facility

We entered into a Senior Secured Credit Facility (the “Senior Secured Credit Facility”), administered by Bank of America, N.A., on April 1, 2011. On December 31, 2012, we entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), which amended and restated the Senior Secured Credit Facility (the “Amended and Restated Senior Credit Facility”).

On February 13, 2014, we entered into the Fourth Amendment to the Amended and Restated Credit Agreement (the “Fourth Amendment”), to increase the size of the Amended and Restated Senior Credit Facility and extend the maturity date thereof, which resulted in us having a revolving line of credit of up to $300.0 million and term loans of $300.0 million. The Fourth Amendment also reduced the interest rates applicable to the Amended and Restated Senior Credit Facility and provided increased flexibility to us in terms of the financial and other restrictive covenants. The Fourth Amendment also provides for a $150.0 million incremental credit facility, with the potential for unlimited additional incremental amounts, provided we meet certain financial ratios, in each case subject to customary conditions precedent to borrowing.

On June 16, 2014, we entered into the Fifth Amendment to the Amended and Restated Credit Agreement (the “Fifth Amendment”). The Fifth Amendment specifically permitted the acquisition of Partnerships in Care, gave us the ability to incur a tranche of term loan B debt in the future through its incremental credit facility, and modified certain of the restrictive covenants on miscellaneous investments and incurrence of miscellaneous liens. Finally, the Fifth Amendment provided increased flexibility to us in terms of our financial covenants.

On December 15, 2014, we entered into a Sixth Amendment to our Amended and Restated Credit Agreement (the “Sixth Amendment”). Pursuant to the Sixth Amendment, we incurred $235.0 million of additional term loans. A portion of the additional term loan advance was used to prepay our outstanding revolving loans, and a portion of the additional term loan advance was held as cash on our consolidated balance sheet. The Sixth Amendment also specifically permitted the acquisition of CRC. In connection with the acquisition of CRC, the Sixth Amendment (i) imposed a temporary reserve on our revolving credit facility in the amount of $110.0 million in order to preserve such reserved amounts for later borrowings to partially fund the consideration for the acquisition of CRC (subject to limited conditionality provisions) (the reserve is no longer in effect due to the acquisition of CRC), (ii) permitted the incurrence of an additional incremental term loan facility under the Amended and Restated Credit Agreement partially to fund the consideration for the acquisition of CRC (subject to limited conditionality provisions) and (iii) permitted our issuance of additional senior unsecured indebtedness or senior unsecured bridge indebtedness partially to fund the consideration for the acquisition of CRC.

Our baskets for permitted investments were also increased to provide increased flexibility for us to invest in non-wholly owned subsidiaries, joint ventures and foreign subsidiaries. We may now invest in non-wholly owned subsidiaries and joint ventures up to 7.5% of our and our subsidiaries’ total assets in any fiscal year, and up to 10% of our and our subsidiaries’ total assets during the term of the Amended and Restated Credit Agreement. We may also invest in foreign subsidiaries that are not loan parties up to 10% of our and our subsidiaries’ total assets in any fiscal year, and up to 15% of our and our subsidiaries’ total assets during the term of the Amended and Restated Credit Agreement. The foregoing permitted investments are subject to an aggregate cap of 20% of our and our subsidiaries’ total assets in any fiscal year.

The Sixth Amendment also permits us, subject to certain consents, to add one or more foreign borrowers and/or request revolving loans and letters of credit in foreign currencies.

On February 6, 2015, we entered into the Seventh Amendment to our Amended and Restated Credit Agreement (the “Seventh Amendment”). The Seventh Amendment added Citibank, N.A. as an “L/C Issuer” under the Amended and Restated Credit Agreement in order to permit the rollover of CRC’s existing letters of credit into the Amended and Restated Credit Agreement and increased both our Letter of Credit Sublimit and Swing Line Sublimit to $20.0 million.

On February 11, 2015, we entered into the First Incremental Amendment to our Amended and Restated Credit Agreement (the “First Incremental Amendment”). The First Incremental Amendment activated a new $500.0 million incremental Term Loan B facility (the “TLB Facility”) that was added to the Amended and Restated Senior Secured Credit Facility, subject to limited conditionality provisions. Borrowings under the TLB Facility were used to fund a portion of the purchase price for our acquisition of CRC.

On April 22, 2015, we entered into an Eighth Amendment to our Amended and Restated Credit Agreement (the “Eighth Amendment”). The Eighth Amendment changed the definition of “Change of Control” in part to remove a provision whose purpose was, when calculating whether a majority of incumbent directors have approved new directors, that any incumbent director that became a director as a result of a threatened or actual proxy contest was not counted in such calculation.

We had $291.1 million of availability under the revolving line of credit as of June 30, 2015. Borrowings under the revolving line of credit are subject to customary conditions precedent to borrowing. The Amended and Restated Credit Agreement requires quarterly term loan principal repayments of our outstanding term loan A loans (“TLA Facility”) of $6.7 million for June 30, 2015 to December 31, 2015, $10.0 million for March 31, 2016 to December 31, 2016, $13.4 million for March 31, 2017 to December 31, 2017, and $16.7 million for March 31, 2018 to December 31, 2018, with the remaining principal balance of the TLA Facility due on the maturity date of February 13, 2019. On December 15, 2014, prior to the execution of the Sixth Amendment, we prepaid the December 31, 2014 quarterly TLA Facility principal payment of $1.9 million. We are required to repay the TLB Facility in equal quarterly installments of $1.3 million on the last business day of each March, June, September and December, with the outstanding principal balance of the TLB Facility due on February 11, 2022.

Borrowings under the Amended and Restated Credit Agreement are guaranteed by each of our wholly-owned domestic subsidiaries (other than certain excluded subsidiaries) and are secured by a lien on substantially all of our and such subsidiaries’ assets. Borrowings with respect to the TLA Facility and our revolving credit facility (collectively, “Pro Rata Facilities”) under the Amended and Restated Credit Agreement bear interest at a rate tied to Acadia’s Consolidated Leverage Ratio (defined as consolidated funded debt net of up to $40.0 million of unrestricted and unencumbered cash to consolidated EBITDA, in each case as defined in the Amended and Restated Credit Agreement). The Applicable Rate (as defined in the Amended and Restated Credit Agreement) for the Pro Rata Facilities was 3.25% for Eurodollar Rate Loans (as defined in the Amended and Restated Credit Agreement) and 2.25% for Base Rate Loans (as defined in the Amended and Restated Credit Agreement) at June 30, 2015. Eurodollar Rate Loans with respect to the Pro Rata Facilities bear interest at the Applicable Rate plus the Eurodollar Rate (as defined in the Amended and Restated Credit Agreement) (based upon the LIBOR Rate (as defined in the Amended and Restated Credit Agreement) prior to commencement of the interest rate period). Base Rate Loans with respect to the Pro Rata Facilities bear interest at the Applicable Rate plus the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate and (iii) the Eurodollar Rate plus 1.0%. As of June 30, 2015, the Pro Rata Facilities bore interest at a rate of LIBOR plus 3.25%. In addition, we are required to pay a commitment fee on undrawn amounts under our revolving credit facility. We paid a commitment fee of 0.50% for undrawn amounts for the period from January 1, 2013 through February 12, 2014 and 0.40% for undrawn amounts for the period from February 13, 2014 through the date of the Sixth Amendment. Borrowings under the Pro Rata Facilities mature on February 13, 2019.

The interest rates and the unused line fee on unused commitments related to the Pro Rata Facilities are based upon the following pricing tiers:

Pricing Tier	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Commitment Fee
1	< 3.50:1.0	2.25%	1.25%	0.30%
2	3.50:1.0 but < 4.00:1.0	2.50%	1.50%	0.35%
3	4.00:1.0 but < 4.50:1.0	2.75%	1.75%	0.40%
4	4.50:1.0 but < 5.25:1.0	3.00%	2.00%	0.45%
5	5.25:1.0	3.25%	2.25%	0.50%

Eurodollar Rate Loans with respect to the TLB Facility bear interest at the TLB Applicable Rate (as defined below) plus the Eurodollar Rate (subject to a floor of 0.75% and based upon the LIBOR Rate prior to commencement of the interest rate period). Base Rate Loans bear interest at the TLB Applicable Rate plus the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate and (iii) the Eurodollar Rate plus 1.0%. As used herein, the term “TLB Applicable Rate” means, with respect to Eurodollar Rate Loans, 3.50%, and with respect to Base Rate Loans, 2.50%.

The lenders who provided the TLB Facility are not entitled to benefit from our maintenance of its financial covenants under the Amended and Restated Credit Agreement. Accordingly, if we fail to maintain its financial covenants, such failure shall not constitute an event of default under the Amended and Restated Credit Agreement with respect to the TLB Facility until and unless the Amended and Restated Senior Credit Facility is accelerated or the commitment of the lenders to make further loans is terminated.

The Amended and Restated Credit Agreement requires us and our subsidiaries to comply with customary affirmative, negative and financial covenants, including a fixed charge coverage ratio, consolidated leverage ratio and consolidated senior secured leverage ratio. We may be required to pay all of our indebtedness immediately if we default on any of the numerous financial or other restrictive covenants contained in any of its material debt agreements. We may be required to pay all of our indebtedness immediately if we default on any of the numerous financial or other restrictive covenants contained in any of our material debt agreements. Set forth below is a brief description of such covenants, all of which are subject to customary exceptions, materiality thresholds and qualifications:

a)	the affirmative covenants include the following: (i) delivery of financial statements and other customary financial information; (ii) notices of events of default and other material events; (iii) maintenance of existence, ability to conduct business, properties, insurance and books and records; (iv) payment of taxes; (v) lender inspection rights; (vi) compliance with laws; (vii) use of proceeds; (viii) further assurances; and (ix) additional collateral and guarantor requirements.

b)	the negative covenants include limitations on the following: (i) liens; (ii) debt (including guaranties); (iii) investments; (iv) fundamental changes (including mergers, consolidations and liquidations); (v) dispositions; (vi) sale leasebacks; (vii) affiliate transactions; (viii) burdensome agreements; (ix) restricted payments; (x) use of proceeds; (xi) ownership of subsidiaries; (xii) changes to line of business; (xiii) changes to organizational documents, legal name, state of formation, form of entity and fiscal year; (xiv) prepayment or redemption of certain senior unsecured debt; and (xv) amendments to certain material agreements. We are generally not permitted to issue dividends or distributions other than with respect to the following: (w) certain tax distributions; (x) the repurchase of equity held by employees, officers or directors upon the occurrence of death, disability or termination subject to cap of $500,000 in any fiscal year and compliance with certain other conditions; (y) in the form of capital stock; and (z) scheduled payments of deferred purchase price, working capital adjustments and similar payments pursuant to the merger agreement or any permitted acquisition.

c)	The financial covenants include maintenance of the following:

•	the fixed charge coverage ratio may not be less than 1.25:1.00 as of the end of any fiscal quarter;

•	the total leverage ratio may not be greater than the following levels as of the end of each fiscal quarter listed below:

	March 31	June 30	September 30	December 31
2014	N/A	N/A	5.75x	5.50x
2015	6.75x	6.75x	6.50x	6.00x
2016	6.00x	6.00x	6.00x	5.50x
2017	5.50x	5.50x	5.50x	5.00x
2018	5.00x	5.00x	5.00x	4.50x

•	the secured leverage ratio may not be greater than the following levels as of the end of each fiscal quarter listed below:

June 30, 2014 - September 30, 2015	3.75x

December 31, 2015 and each fiscal quarter thereafter	3.50x

As of June 30, 2015, we were in compliance with all of the above covenants.

12.875% Senior Notes due 2018

On November 1, 2011, we issued $150.0 million of 12.875% Senior Notes due 2018 at 98.323% of the aggregate principal amount of $150.0 million, a discount of $2.5 million. The notes bear interest at a rate of 12.875% per annum. We pay interest on the notes semi-annually, in arrears, on November 1 and May 1 of each year.

The indenture governing the 12.875% Senior Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) engage in certain transactions with affiliates; (v) create restrictions on dividends or other payments by the restricted subsidiaries; (vi) merge, consolidate or sell substantially all of our assets; and (vii) create liens on assets.

The 12.875% Senior Notes issued by us are guaranteed by each of our subsidiaries that guarantee our obligations under the Amended and Restated Senior Credit Facility. The guarantees are full and unconditional and joint and several.

On March 12, 2013, we redeemed $52.5 million in principal amount of the 12.875% Senior Notes using a portion of the net proceeds of our December 2012 equity offering pursuant to the provision in the indenture permitting an optional redemption with equity proceeds of up to 35% of the principal amount of 12.875% Senior Notes. The 12.875% Senior Notes were redeemed at a redemption price of 112.875% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date in accordance with the provisions of the indenture governing the 12.875% Senior Notes. As part of the redemption of 35% of the 12.875% Senior Notes, we recorded a debt extinguishment charge of $9.4 million, including the premium and write-off of deferred financing costs, which was recorded in debt extinguishment costs in the consolidated statements of income.

On September 14, 2015, we launched the Tender Offer for any and all of the 12.875% Senior Notes. The Tender Offer expired as of 5:00 p.m., Friday, September 18, 2015. On September 21, 2015, we purchased approximately $88.3 million of the outstanding 12.875% Senior Notes at $1,078 per $1,000 principal amount thereof with respect to the 12.875% Senior Notes validly tendered and accepted by us using proceeds of the offering of the Outstanding Notes. On September 18, 2015, we delivered a notice to redeem all of the 12.875% Senior Notes that remain outstanding following the consummation of the Tender Offer. The redemption of the outstanding 12.875% Senior Notes will be effective November 1, 2015 with payment to be made to note holders on November 2, 2015. The Company will redeem the 12.875% Senior Notes in accordance with their terms.

6.125% Senior Notes due 2021

On March 12, 2013, we issued $150.0 million of 6.125% Senior Notes due 2021. The 6.125% Senior Notes mature on March 15, 2021 and bear interest at a rate of 6.125% per annum, payable semi-annually in arrears on March 15 and September 15 of each year.

The indenture governing the 6.125% Senior Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) engage in certain transactions with affiliates; (v) create restrictions on dividends or other payments by the restricted subsidiaries; (vi) merge, consolidate or sell substantially all of our assets; and (vii) create liens on assets.

The 6.125% Senior Notes issued by us are guaranteed by each of our subsidiaries that guarantee our obligations under the Amended and Restated Credit Facility. The guarantees are full and unconditional and joint and several.

We may redeem the 6.125% Senior Notes at our option, in whole or part, at any time prior to March 15, 2016, at a price equal to 100% of the principal amount of the 6.125% Senior Notes redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. We may redeem the 6.125% Senior Notes, in whole or in part, on or after March 15, 2016, at the redemption prices set forth in the indenture governing the 6.125% Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2016, we may elect to redeem up to 35% of the aggregate principal amount of the 6.125% Senior Notes at a redemption price equal to 106.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

5.125% Senior Notes due 2022

On July 1, 2014, we issued $300.0 million of 5.125% Senior Notes due 2022. The 5.125% Senior Notes mature on July 1, 2022 and bear interest at a rate of 5.125% per annum, payable semi-annually in arrears on January 1 and July 1 of each year.

The indenture governing the 5.125% Senior Notes contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) engage in certain transactions with affiliates; (v) create restrictions on dividends or other payments by the restricted subsidiaries; (vi) merge, consolidate or sell substantially all of our assets and (vii) create liens on assets.

The 5.125% Senior Notes issued by us are guaranteed by each of our subsidiaries that guarantee our obligations under the Amended and Restated Credit Facility. The guarantees are full and unconditional and joint and several.

We may redeem the 5.125% Senior Notes at our option, in whole or part, at any time prior to July 1, 2017, at a price equal to 100% of the principal amount of the 5.125% Senior Notes redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. We may redeem the 5.125% Senior Notes, in whole or in part, on or after July 1, 2017, at the redemption prices set forth in the indenture governing the 5.125% Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before July 1, 2017, we may elect to redeem up to 35% of the aggregate principal amount of the 5.125% Senior Notes at a redemption price equal to 105.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

5.625% Senior Notes due 2023

On February 11, 2015, we issued $375.0 million of 5.625% Senior Notes due 2023 (the “5.625% Senior Notes” or the “Existing Notes”). The 5.625% Senior Notes mature on February 15, 2023 and bear interest at a rate of 5.625% per annum, payable semi-annually in arrears on February 15 and August 15 of each year. The 5.625% Senior Notes have the same terms as the Outstanding Notes, other than the date of original issuance, the issue price, and the first interest payment date. See “Description of the Exchange Notes”.

9.0% and 9.5% Revenue Bonds

On November 11, 2012, in connection with the acquisition of Park Royal, we assumed debt of $23.0 million. The fair market value of the debt assumed was $25.6 million and resulted in a debt premium balance being recorded as of the acquisition date. The debt consisted of $7.5 million and $15.5 million of Lee County (Florida) Industrial Development Authority Healthcare Facilities Revenue Bonds, Series 2010 with stated interest rates of 9.0% and 9.5%, respectively (the “the 9.0% and 9.5% Revenue Bonds”). The 9.0% bonds in the amount of $7.5 million have a maturity date of December 1, 2030 and require yearly principal payments beginning in 2013. The 9.5% bonds in the amount of $15.5 million have a maturity date of December 1, 2040 and require yearly principal payments beginning in 2031. The principal payments establish a bond-sinking fund to be held with the trustee and shall be sufficient to redeem the principal amounts of the 9.0% and 9.5% Revenue Bonds on their respective maturity dates. As of December 31, 2014, $2.3 million was recorded within other assets on the balance sheet related to the debt service reserve fund requirements. The yearly principal payments, which establish a bond sinking fund, will increase the debt service reserve fund requirements. The bond premium amount of $2.6 million is amortized as a reduction of interest expense over the life of the 9.0% and 9.5% Revenue Bonds using the effective interest method.

DESCRIPTION OF THE EXCHANGE NOTES

Acadia Healthcare Company, Inc. issued the Outstanding Notes under an indenture among the Company, U.S. Bank National Association, as trustee and the Guarantors. The Exchange Notes are to be issued under the same indenture pursuant to which the Outstanding Notes were issued. The terms of the Exchange Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The Outstanding Notes were originally issued in an aggregate principal amount of $275,000,000 in a private transaction not subject to registration requirements of the Securities Act of 1933, as amended. The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions of the Outstanding Notes. The Exchange Notes will evidence the same debt as the Outstanding Notes.

The new notes constitute “additional notes” under the indenture. Unless otherwise expressly stated or the context otherwise requires, references to the “notes” in this “Description of the Notes” means the Company’s 5.625% Senior Notes due 2023 issued under the indenture, including the Existing Notes, the new notes and any other additional notes the Company may in the future issue under the indenture. The new notes have the same terms as the Existing Notes (other than the date of original issuance, the issue price and the first interest payment date) and will be a part of the same class as the Existing Notes under the indenture. All notes will vote together as a single class for all purposes of the indenture and will vote together as one class on all matters with respect to the notes. Following completion of this exchange offer, the new notes will share the same CUSIP numbers and ISINs as the Existing Notes. The new notes and the Existing Notes will be fungible for tax purposes.

The following description is a summary of the material provisions of the indenture. It does not restate such agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Exchange Notes. Copies of the indenture are available as set forth below under the caption “Additional Information.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture. In this description, the term “the Company” refers only to Acadia Healthcare Company, Inc., and any successor obligor on the notes, and not to any of its subsidiaries.

The registered holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	were issued by the Company;

•	are general unsecured obligations of the Company;

•	are senior in right of payment to any existing and future subordinated Indebtedness of the Company;

•	are pari passu in right of payment with all existing and future senior Indebtedness of the Company;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Company that do not guarantee the notes;

•	are effectively subordinated to all existing and future Secured Indebtedness (including any borrowings under the Credit Agreement) and other secured obligations of the Company to the extent of the value of the collateral securing such Secured Indebtedness or other secured obligations, as the case may be; and

•	are unconditionally guaranteed by the Guarantors.

The Note Guarantees

The notes are guaranteed by all of the Company’s wholly owned Domestic Subsidiaries (other than any Insurance Subsidiary or any HUD Financing Subsidiary) that guarantee the Credit Facilities. The notes are not guaranteed by Park Royal, which is prohibited from guaranteeing the notes under the terms of its outstanding loans from the Lee County Industrial Authority, and certain other subsidiaries of the Company with no material assets or operations, as none of such subsidiaries guarantee the Company’s Credit Facilities. Partnerships in Care and its subsidiaries, all of which are non-U.S. entities, do not guarantee the notes.

Each Note Guarantee of a Guarantor:

•	is senior in right of payment to any existing and future subordinated Indebtedness of that Guarantor;

•	is a general unsecured obligation of that Guarantor;

•	is pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor, including its guarantee of Indebtedness under the Credit Agreement; and

•	is effectively subordinated to all existing and future Secured Indebtedness of that Guarantor (including that Guarantor’s respective guarantee under the Credit Facilities) and other secured obligations to the extent of the value of the collateral securing such Secured Indebtedness or other secured obligations, as the case may be.

As of the Issue Date, all of the Company’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries, if any, will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

The Company issued $275.0 million in aggregate principal amount of Outstanding Notes on September 21, 2015. The Company may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any Outstanding Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes, Existing Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that if such additional notes are not fungible with the other notes of the same series for U.S. federal income tax purposes, such additional notes will not have the same “CUSIP” number as the other notes. The Company issued notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on February 15, 2023.

Interest on the notes accrues at the rate of 5.625% per annum and is payable semi-annually in arrears on each February 15 and August 15, commencing on February 15, 2016 (each an “interest payment date”). Interest on overdue principal and interest will accrue at a rate that is 1.0% higher than the then applicable interest rate on the notes. The Company will make each interest payment due on an interest payment date to the holders of record as of the close of business on the immediately preceding February 1 and August 1 (whether or not a business day).

Interest on the notes accrues from August 15, 2015. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

All payments on the notes are made at the office or agency of the paying agent within the City and State of New York unless the Company elects to make interest payments due on an interest payment date by check mailed to the persons entitled thereto at their address set forth in the register of holders, provided, that if a holder of notes has given wire transfer instructions to the paying agent at least five business days prior to an interest payment date, the Company will pay all interest on, that holder’s notes due on an interest payment date in accordance with those instructions, and provided further, that all payments on the notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof.

Paying Agent and Registrar for the Notes

The trustee currently acts as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption, except the unredeemed portion of any note being redeemed in part. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes are guaranteed by each of the Company’s current and future wholly owned Domestic Subsidiaries (other than Park Royal, any Insurance Subsidiary, HUD Financing Subsidiary or Unrestricted Subsidiary) that guarantees the Credit Facilities. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to our Indebtedness and the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and the indenture pursuant to a supplemental indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied, if required, in accordance with the applicable provisions of the indenture.

Notwithstanding the preceding sentence, any Guarantor may transfer real property that is the subject of a HUD Financing to a HUD Financing Subsidiary in connection with a HUD Financing permitted to be incurred pursuant to the covenant under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sales” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon the release or discharge of the guarantee of such Guarantor under the Credit Facilities (including upon any dissolution), except a discharge or release of the guarantee by or as a result of payment under such guarantee (it being understood that if any such Guarantor is so reinstated under the Credit Facilities, such Guarantor’s guarantee shall also be reinstated); or

(5)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Ranking

The notes and the Note Guarantees rank equally to all of the Company’s and the Guarantors’ other unsecured and unsubordinated indebtedness, but effectively rank junior to all of the Company’s and the Guarantors’ secured indebtedness (including the Credit Facilities), to the extent of the collateral securing such indebtedness.

The notes also effectively rank junior to all liabilities of the Company’s future subsidiaries that do not guarantee the notes, including Partnerships in Care and its subsidiaries. Claims of creditors of non-Guarantor subsidiaries, including trade creditors, and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the notes. The notes and each Note Guarantee therefore are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company (other than the Guarantors). Although the indenture limits the incurrence of Indebtedness and the issuance of Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the indenture. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.

As of June 30, 2015, on an as adjusted basis after giving effect to the offering of Outstanding Notes and the other transactions noted in “Capitalization” in this prospectus, the notes:

•	would have ranked pari passu with $375.0 million of the Existing Notes;

•	would have ranked pari passu with $300.0 million of the Company’s 5.125% Senior Notes and $150.0 million of the Company’s 6.125% Senior Notes;

•	would have ranked effectively junior to $1.0 billion of senior secured term loan indebtedness of the Company under the Company’s Credit Agreement, to the extent of the collateral therefor; and

•	would have ranked effectively junior to $98.4 million of third-party liabilities, including trade payables, of our non-guarantor subsidiaries.

Our non-guarantor subsidiaries had revenues of $202.0 million for the year ended December 31, 2014 and $182.8 million for the six months ended June 30, 2015, representing 20.1% and 22.3%, respectively, of our total revenues. In addition, our non-guarantor subsidiaries had total assets of $1.1 billion as of June 30, 2015, representing 28.3% of our total assets.

Optional Redemption

At any time prior to February 15, 2018, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 105.625% of the principal amount of the notes redeemed, plus accrued and unpaid interest, to the date of redemption (subject to the rights of holders of notes on a relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date), with the net cash proceeds of an Equity Offering by the Company or a contribution to the Company’s common equity capital made with the net cash proceeds of a concurrent Equity Offering by any direct or indirect parent company of the Company; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Company, any direct or indirect parent of the Company and its Affiliates) remain outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to February 15, 2018, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, to the date of redemption, subject to the rights of holders of notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to February 15, 2018.

On or after February 15, 2018, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed, to the applicable date of redemption, if redeemed during the 12-month period beginning on February 15 of each of the years indicated below, subject to the rights of holders of notes on a relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date:

Year	Percentage
2018	104.219%
2019	102.813%
2020	101.406%
2021 and thereafter	100.000%

In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by such method as it shall deem fair and appropriate in accordance with DTC procedures.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Except as provided above under the caption “—Optional Redemption,” notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note.

Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a change of control offer on the terms set forth in the indenture (a “Change of Control Offer”) (provided, that any unpurchased portion of a note must be in a minimum denomination of $2,000). In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to but excluding the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to the Change of Control Payment Date (it being understood that to the extent any cash proceeds of a Change of Control are required to prepay the obligations under the Credit Agreement pursuant to the terms thereof, the Company will be required to first apply such cash proceeds to prepay such obligations under the Credit Agreement but the Company will still be required to make a Change of Control Offer as set forth in the indenture). Within 30 days following any Change of Control, except to the extent the Company has delivered notice to the trustee of its intention to redeem notes as described above under the caption “—Optional Redemption,” the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given to the trustee pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, or conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	The Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	Except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet or notes thereto, of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary of the Company from such transferee that are, within 180 days, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)

any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 3% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(d)	consideration consisting of Indebtedness of the Company or any Restricted Subsidiary of the Company that is not subordinated Indebtedness; and

(e)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any payment obligations with respect to such Indebtedness or any Guarantee of payment of such Indebtedness in connection with such Asset Sale.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to reduce Indebtedness and other Obligations under or pursuant to a Credit Facility or any Secured Indebtedness (unless the notes are then secured by a priority or pari passu lien) of the Company or any Restricted Subsidiary and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to reduce Indebtedness and other Obligations of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company);

(3)	to repay (i) Indebtedness or other Obligations of the Company that rank pari passu with the notes or (ii) Indebtedness and other Obligations of a Guarantor that rank pari passu with such Guarantor’s Note Guarantee (other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company); provided that the Company shall equally and ratably redeem or repurchase the notes as described above under the caption “—Optional Redemption,” or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repayment;

(4)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(5)	to make a capital expenditure;

(6)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(7)	any combination of the foregoing.

The Company will be deemed to have complied with the provisions set forth in clause (4), (5) and (6) of the preceding paragraph if, within 365 days after the Asset Sale that generated the Net Proceeds, the Company (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business or to make a capital expenditure or acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business and that acquisition or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this section will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 30 days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of the notes and Indebtedness of the Company that ranks pari passu with the notes and containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem on a pro rata basis the maximum principal amount (or accreted value, if applicable) of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to but not including the date of purchase, prepayment or redemption, subject to the rights of holders of notes on a relevant record date to receive interest due on an interest payment date occurring on or prior to the purchase date, and will be payable in cash.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed and thereafter the trustee will select the notes to be purchased on a pro rata basis based on the amount tendered (with, in each case, such adjustments as may be deemed appropriate by the Company or the trustee, as applicable, so that only notes in denominations of $1,000 or an integral multiple of $1,000 in excess thereof, will be purchased, provided that any unpurchased portion of a note must be in a minimum denomination of $2,000). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sales provisions of the indenture by virtue of such compliance.

The agreements governing our existing Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on us. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, we could seek the consent of lenders under such other Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors— Risks Relating to our Indebtedness and the Exchange Notes—We may not be able to satisfy our obligations to holders of the notes upon a change of control or sale of assets.”

Because the Credit Agreement is secured by substantially all of our properties and assets, and since the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Credit Agreement remains outstanding.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

If on any date following the Issue Date:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter and subject to the provisions of the second succeeding paragraph, the covenants specifically listed under the following captions in this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(1)	“—Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Certain Covenants—Restricted Payments”;

(3)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5)	“—Certain Covenants—Transactions with Affiliates”;

(6)	“—Certain Covenants—Additional Note Guarantees”; and

(7)	clause (4) of the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” unless the Company’s Board of Directors would have been able, under the terms of the indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended. Notwithstanding that the Suspended Covenants may be reinstated, the failure to comply with the Suspended Covenants during the Suspension Period (including any action taken or omitted to be taken with respect thereto) will not give rise to a Default or Event of Default under the indenture.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Debt) and Disqualified Stock or preferred stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (2) of the definition of “Permitted Debt.” Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect prior to and during the period that the “Restricted Payments” covenant was suspended as set forth above, provided that any Restricted Payment made during the Suspension Period shall in no event reduce the amount of Restricted Payments permitted by the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments” below zero; provided, further, for the sake of clarity, that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. For purposes of determining compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” the Excess Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed to be reset to zero after the Reversion Date. Subsidiaries that would have been required to grant Note Guarantees but for a Suspension Period shall grant Note Guarantees upon the Reversion Date.

In addition, the indenture permits, without causing a Default or Event of Default, the Company and the Company’s Restricted Subsidiaries to honor any contractual commitments to take actions following a Reversion Date; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)	dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, and

(b)	dividends or distributions payable to the Company or a Restricted Subsidiary of the Company;

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3)	make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest when due or principal at the Stated Maturity thereof or the purchase, redemption, repurchase, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or the Company’s Restricted Subsidiaries since the Existing 2018 Notes Issue Date (including Restricted Payments permitted by clauses (1), (13) and (18) of the next succeeding paragraph and excluding Restricted Payments permitted by all other clauses of the next succeeding paragraph; provided that the calculation of Restricted Payments shall exclude the amounts paid or distributed pursuant to clause (1) of the next succeeding paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2012 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net proceeds, including cash and Fair Market Value of property other than cash (as determined in accordance with the second succeeding paragraph), received by the Company since the Existing 2018 Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Company or any direct or indirect parent of the Company (excluding, without duplication, Designated Preferred Stock), or from the issue or sale of Disqualified Stock of the Company or debt securities of the Company, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Company (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(3)	100% of the aggregate amount of cash and the Fair Market Value of property other than cash (as determined in accordance with the second succeeding paragraph) received by the Company or a Restricted Subsidiary of the Company from (A) the sale or disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made after the Existing 2018 Notes Issue Date and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments made after the Existing 2018 Notes Issue Date (other than to the extent that such Restricted Investment was made pursuant to clause (12) of the next succeeding paragraph); (B) the sale (other than to the Company and its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary; (C) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Company for such period; and (D) any Restricted Investment that was made after the Existing 2018 Notes Issue Date in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary of the Company; provided that such amount will not exceed the amount of the Restricted Investment initially made; plus

(4)	in the event that any Unrestricted Subsidiary of the Company designated as such after the Existing 2018 Notes Issue Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case after the Existing 2018 Notes Issue Date, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary (as determined in accordance with the second succeeding paragraph) as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (14) of the next succeeding paragraph or constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the immediately preceding paragraph;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	the repurchase, retirement or other acquisition (or the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent of the Company, to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company held by any future, present or former employee, director or consultant of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (or any such Person’s estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, that the aggregate amounts paid under this clause (5) do not exceed $2.0 million in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualifying Equity Interests of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company), to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Existing 2018 Notes Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company), and its Restricted Subsidiaries after the Existing 2018 Notes Issue Date, (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(6)	the repurchase of Equity Interests (or the declaration and payment of any dividends to, or the making of loans to, any direct or indirect parent of the Company to finance such repurchase) (i) deemed to occur upon the exercise of stock options, warrants or other similar stock-based awards under equity plans of the Company, any of the Company’s Restricted Subsidiaries or any direct or indirect parent of the Company to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock-based awards under equity plans of the Company, any of its Restricted Subsidiaries or any direct or indirect parent of the Company, or (ii) in connection with a gross-up for tax withholding related to such Equity Interests;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of a class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares (or the declaration and payment of any dividends to, or the making of loans to, any direct or indirect parent of the Company to finance such payment, purchase, redemption or acquisition), including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock, (iii) stock dividends, splits or combinations or business combinations or (iv) the Merger;

(9)	Permitted Payments to Parent;

(10)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture and the declaration and payment of dividends to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company, issued after the date of the indenture; provided, however, that (a) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, would have been at least 2.0 to 1.0 and (b) the aggregate amount of dividends declared and paid pursuant to this clause (10) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture;

(11)	the payment of dividends, other distributions and other amounts by the Company to, or the making of loans to, any direct or indirect parent of the Company, in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company or any of its Restricted Subsidiaries incurred in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(12)	the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the notes, Disqualified Stock or Preferred Stock of the Company and its Restricted Subsidiaries pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Company (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(13)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

(14)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(15)	any Restricted Payment made in connection with the Transactions as described in the prospectus for the Existing 2018 Notes and the fees and expenses related thereto or made to fund the Management Services Termination Fees or other amounts owed to Affiliates (including the declaration and payment of dividends to stockholders of the Company or to any direct or indirect parent company of the Company, the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent company of the Company to fund any such payments and the redemption, repurchase or retirement for value of the PHC Indebtedness);

(16)	payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with the Merger or a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole that complies with the terms of the indenture, including the covenant described under “Merger, Consolidation or Sale of All or Substantially All Assets”;

(17)	any repurchase, redemption, defeasance or other acquisition or retirement for value of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(18)	dividends or distributions in an aggregate amount per annum not to exceed 6% of the net cash proceeds received by or contributed to the capital of the Company in connection with any Equity Offering following the Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Company, and in the case of any assets or securities with a Fair Market Value in excess of $10.0 million, will be determined by the Board of Directors of the Company.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

For the purposes of this covenant, any payment made on or after the Existing 2018 Notes Issue Date, but prior to the Issue Date, shall be deemed to be a “Restricted Payment” to the extent that such payment would have been a Restricted Payment had the indenture been in effect at the time of such payment (and, to the extent that such Restricted Payment was permitted by clause (c) or clauses (1) through (17) above or as a Permitted Investment, such Restricted Payment may be deemed by the Company to have been made pursuant to such clause).

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this section will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any Restricted Subsidiary of the Company of Indebtedness and letters of credit and bankers’ acceptances under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed (i) $1.385 billion, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of customary underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness (other than the Indebtedness described in clauses (1) and (3) of this paragraph);

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the Issue Date and any Exchange Notes and related Note Guarantees issued pursuant to the Registration Rights Agreement;

(4)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries, including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as lessee or guarantor), in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, installation or improvement of property, plant or equipment used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $65.0 million and (b) 2.0% of Total Assets at the time of incurrence, at any one time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), this clause (5) or clause (13) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any Restricted Subsidiary of the Company of shares of Preferred Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)	the guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, bid, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed); provided, however that upon the drawing of any letters of credit, such obligations are reimbursed within 30 days following such drawing;

(11)	the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 10 business days, and any Indebtedness arising from Treasury Management Arrangements incurred in the ordinary course of business;

(12)	the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount not to exceed the greater of (a) $65.0 million and (b) 2.0% of Total Assets (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency), at any one time outstanding;

(13)	Indebtedness of any Person outstanding on the date such Person was acquired by the Company or a Restricted Subsidiary of the Company or was merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company; provided that, on the date that such Person is acquired by the Company or a Restricted Subsidiary of the Company and after giving effect to the incurrence of such Indebtedness and the acquisition of such Person pursuant to this clause (13), the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant;

(14)	the incurrence by the Company or its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-out or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) or other investment in a business or Person, so long as, in the case of any disposition, the principal amount of such Indebtedness does not exceed the gross proceeds (including non-cash proceeds) actually received by the Company or any Restricted Subsidiary of the Company in connection with such transactions;

(15)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(16)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding;

(17)	Indebtedness of the Company or any of its Restricted Subsidiaries, the proceeds of which are applied to defease or discharge the notes in accordance with the provisions summarized under the caption “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(18)	take-or-pay obligations contained in supply arrangements entered into by the Company or a Restricted Subsidiary of the Company in the ordinary course of business;

(19)	Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(20)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this clause (20), not to exceed the greater of (a) $100.0 million and (b) 3.0% of Total Assets at the time of incurrence, at any time outstanding; provided, that any Indebtedness or Disqualified Stock incurred or issued pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company or the related Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock under the first paragraph of this covenant without reliance on this clause (20) and, with respect to any Indebtedness secured by a Lien, the Secured Leverage Ratio would not exceed 3.5 to 1.0 following such redesignation;

(21)	Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities in a principal amount not in excess of the stated amount of such letter of credit;

(22)	the incurrence of any Physician Support Obligations by the Company or any Restricted Subsidiary, in an amount not to exceed $8.0 million at any one time outstanding; and

(23)	HUD Financings incurred after the Issue Date in an aggregate principal amount not to exceed $20.0 million outstanding at any time.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt but excluding intercompany Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness under Credit Facilities outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of “Permitted Debt” and may not be later reclassified. The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant or the covenant set forth under the caption “Certain Covenants—Liens”; provided, in each such case, that the amount thereof shall be included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar- equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values following the incurrence of such Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not, and will not permit any of its Guarantors to, directly or indirectly, create, incur or assume any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless:

(1)	in the case of Liens securing subordinated Indebtedness, the notes and the Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the notes and the Note Guarantees are equally and ratably secured.

Any Lien created for the benefit of the holders of the notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date (or otherwise required by such agreements in existence on the Issue Date) and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	the indenture, the notes and the Note Guarantees and any Exchange Notes and related Note Guarantees issued pursuant to the Registration Rights Agreement;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the Company determines (in good faith) that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes;

(4)	applicable law, rule, regulation or order;

(5)	any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)	customary provisions in contracts, leases, sub-leases and licenses entered into in the ordinary course of business;

(7)	purchase money obligations, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	contracts for the sale of assets, including any agreement for the sale or other disposition of a Restricted Subsidiary or all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of the indenture pending such sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and Liens permitted to be incurred pursuant to the covenant described under the caption “—Liens”, in each case, that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets or Persons that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(13)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(14)	any Restricted Investment not prohibited by the covenant described under the caption “—Restricted Payments” and any Permitted Investment;

(15)	customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(16)	Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(17)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) in the immediately preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(18)	agreements relating to HUD Financing and any amendments of those agreements.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the Registration Rights Agreement pursuant to a supplemental indenture in the form attached to the indenture;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any wholly owned Restricted Subsidiary of the Company. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (a) any merger or consolidation of any Restricted Subsidiary with or into the Company or (b) a merger or consolidation of the Company with or into an Affiliate for the purpose of reincorporating the Company in another jurisdiction so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

All references to “Company” in this “Description of the Exchange Notes” shall be deemed to include any successor entity that assumes all of the obligations of the Company under the notes in a transaction that complies with this covenant. Following any such assumption (except in the case of a lease), the Company or such predecessor company, as the case may be, shall be released from its obligations under the indenture, the notes and the Registration Rights Agreement.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to the Company, taken as a whole, or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the trustee a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(3)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Company delivers to the trustee an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from an Independent Financial Advisor.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, consulting agreement, severance agreement, employee benefit plan, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by, or policy of, the Company or any of its Restricted Subsidiaries and payments pursuant thereto;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company to Affiliates of the Company;

(6)	(a) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” and (b) Permitted Investments;

(7)	sales of Equity Interests of the Company or any direct or indirect parent of the Company to Affiliates of the Company or its Restricted Subsidiaries not otherwise prohibited by the indenture and the granting of registration and other customary rights in connection therewith;

(8)	transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of the Company;

(9)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction (i) is fair to the Company or such Restricted Subsidiary from a financial point of view or (ii) meets the requirements of clause (1) of the preceding paragraph;

(10)	payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business;

(11)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(12)	transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(13)	any contributions to the common equity capital of the Company;

(14)	pledges of Equity Interests of Unrestricted Subsidiaries;

(15)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company, or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(16)	the entry into any tax-sharing arrangements between the Company or any of its Restricted Subsidiaries and any of their direct or indirect parents; provided, however, that any payment made by the Company or any of its Restricted Subsidiaries under such tax-sharing arrangements is, at the time made, otherwise permitted by the covenant described above under the caption “—Restricted Payments”;

(17)	transactions with customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of good or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company; and

(18)	transactions between the Company and any of the Company’s Restricted Subsidiaries and any Person a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary that guarantees payment by the Company of Indebtedness under any Credit Facility (including, for the avoidance of doubt, any Indebtedness that would satisfy clause (b) of such term) after the Issue Date, then that newly acquired or created Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary will become a Guarantor and execute a supplemental indenture in the form attached to the indenture within 30 days of the date on which it guarantees such Indebtedness; provided, however, that the foregoing shall not apply to (i) HUD Financing Subsidiaries, (ii) any Insurance Subsidiary and (iii) Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Subject to the next succeeding paragraph, the Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the

Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of the notes (or file with the SEC for public availability) within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing). To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Company shall be deemed to have satisfied its obligations with respect thereto as such time and any Default with respect thereto shall be deemed to have been cured.

If, at any time the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If notwithstanding the foregoing, the SEC will not accept the Company filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice by the trustee to the Company or by the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to the Company and the trustee to comply with any of the agreements in the indenture (other than a default referred to in clause (1) or (2) above);

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of, or premium, if any, on any such Indebtedness at final Stated Maturity (after giving effect to any applicable grace periods) (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(5)	failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which judgments are not paid, discharged or stayed, for a period of 60 days, after the applicable judgment becomes final and non-appealable;

(6)	except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (except as contemplated by the terms hereof), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and any such Default continues for 10 days; or

(7)	certain events of bankruptcy or insolvency described in the indenture with respect to either of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to either of the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes by notice to the Company (with a copy to the trustee if given by holders of notes) may declare all the notes to be due and payable immediately.

Holders of notes may not enforce the indenture or the notes except as provided in the indenture.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest.

In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (4) of the preceding paragraph (excluding any resulting payment default under the indenture or the notes), the declaration of acceleration of the notes shall be automatically annulled if the holders of all Indebtedness described in clause (4) have rescinded the declaration of acceleration in respect of such Indebtedness within 20 days of the date of such declaration of acceleration of the notes, and if the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

The indenture provides that if a Default is deemed to occur solely as a consequence of the existence of another Default (the “Initial Default”), then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default has occurred and is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the notice, request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the notes (except nonpayment of principal, premium, if any, or interest on the notes that became due solely because of the acceleration of the notes).

The Company and each Guarantor is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of the Company’s Board of Directors evidenced by resolutions set forth in an officers’ certificate, elect to have all of the Company’s obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of premium on, if any, and interest on, such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of transfer of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provision of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under the caption “—Events of Default and Remedies” (except those relating to payments on the notes, covenants that are not subject to Covenant Defeasance or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars in an amount, non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or a combination thereof in amounts, as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and all interest accrued to such dates, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time, as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions relating to the dates on which the notes may be redeemed or the redemption price thereof with respect to the redemption of the notes;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, or interest on, the notes;

(7)	modify the obligation of the Company to repurchase notes under the caption “—Repurchase at the Option of Holders,” after the date of an event giving rise to such repurchase obligation;

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9)	make any change in the preceding amendment and waiver provisions; or

(10)	make any change to or modify, the ranking of the notes in respect of right of payment that would adversely affect the holders of the notes.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, mistake, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder in any material respects;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(6)	to conform the text of the indenture, the notes or the Note Guarantees to any provision of this “Description of the Exchange Notes”;

(7)	to provide for the issuance of the Exchange Notes pursuant to the Registration Rights Agreement and the additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes in accordance with the terms of the indenture, to add security to or for the benefit of the notes, or to confirm and evidence the release, termination or discharge of any Note Guarantee or Lien with respect to or securing the notes when such release, termination or discharge is provided for under the indenture; or

(9)	to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements therefor.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust, have been cancelled or delivered to the trustee for cancellation; or

(b)	all such notes have become due and payable at final maturity or by reason of the mailing of a notice of redemption or will become due and payable within one year or will be redeemed within one year under arrangements satisfactory to the trustee for the giving of a notice of redemption in the name and at the expense of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars in an amount, non-callable Government Securities, the scheduled payments of principal of and interest thereon will be in an amount, or a combination thereof in amounts, as will be sufficient (in case Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes for principal of, premium on, if any, and interest on, the notes to the date of maturity or redemption;

(2)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(3)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

U.S. Bank National Association is the trustee for the notes under the indenture.

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the TIA) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its rights and powers under the indenture, to use the same degree of care in their exercise as a prudent man would exercise or use in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder of notes, unless such holder has offered to the trustee reasonable indemnity and/or security satisfactory to it against any loss, liability or expense. For example, the trustee may require a holder to post a bond or other security if such holder requests the trustee to file a lawsuit against the Company, because the trustee is not required under the indenture to expend or risk its own funds or incur any liability.

U.S. Bank National Association, in each of its capacities, including without limitation as Trustee, registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information relating to this Exchange Offer, the notes, the Company or its affiliates or any other party contained in this prospectus or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, Attention: Christopher L. Howard.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at February 15, 2018 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through February 15, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any Preferred Stock or Disqualified Stock of a Restricted Subsidiary of the Company issued in compliance with the provisions of the indenture described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction that involves assets or Equity Interests having a Fair Market Value of less than $5.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;

(4)	the sale, lease or other transfer of products, inventory, services or accounts receivable in the ordinary course of business, the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, the disposition of business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable or commercially reasonable to maintain or useful in any material respect, taken as a whole, in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property;

(6)	any surrender, termination or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Liens”;

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	leases and subleases and licenses and sublicenses by the Company or any of its Restricted Subsidiaries of real or personal property in the ordinary course of business;

(11)	any liquidation or dissolution of a Restricted Subsidiary provided that such Restricted Subsidiary’s direct parent is also either the Company or a Restricted Subsidiary of the Company and immediately becomes the owner of such Restricted Subsidiary’s assets;

(12)	the granting of any option or other right to purchase, lease or otherwise acquire inventory and delinquent accounts receivable in the ordinary course of business;

(13)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(14)	any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(15)	the sale, transfer, termination or other disposition of Hedging Obligations incurred in compliance with the indenture;

(16)	sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(17)	any trade-in of equipment by the Company or any Restricted Subsidiary of the Company in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in; and

(18)	the transfer, sale or other disposition resulting from any involuntary loss of title, involuntary loss or damage to or destruction of, or any condemnation or other taking of, any property or assets of the Company or any Restricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(3)	marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(4)	securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), having maturities of not more than 12 months from the date of acquisition;

(5)	certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(6)	repurchase obligations for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition; and

(8)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Permitted Holders; or

(2)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to that term under the caption “—Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment” has the meaning assigned to that term under the caption “—Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment Date” has the meaning assigned to that term under the caption “—Repurchase at the Option of Holders—Change of Control.”

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, franchise taxes and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (3) of the definition of “Permitted Payments to Parent,” as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses), to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any other consolidated non-cash charges of such Person and its Restricted Subsidiaries for such period, to the extent that such consolidated non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(5)	any expenses in connection with earn-out obligations of such Person and its Restricted Subsidiaries for such period, to the extent that such expenses were deducted in computing such Consolidated Net Income; plus

(6)	losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation—Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(7)	any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(8)	any expense to the extent that a corresponding amount is received during such period in cash by the Company or any Restricted Subsidiary under any agreement providing for indemnification or reimbursement of such expense; plus

(9)	(a) the non-cash portion of rent expenses minus (b) the cash portion of rent expense which exceeds the amount expensed in respect of such rent expense, except for the impact of landlord construction allowance amortization; plus

(10)	any losses due to the application of FAS 160, Non-Controlling Interests in Consolidated Financial Statements, to the extent that such losses were deducted in computing such Consolidated Net Income; minus

(11)	the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, Compensation—Retirement Benefits, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(12)	non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends; provided that:

(1)	any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses (including any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees (including the Management Services Termination Fees), management fees, transaction fees and expenses incurred as a result of the CRC Merger, UK Transaction and the Transactions and any amortization thereafter) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate or close facilities and relocate employees, integration costs, will be excluded;

(2)	any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under the indenture, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the CRC Merger, UK Transaction and the Transactions), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(3)	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(4)	the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) to the referent Person or any of its Restricted Subsidiaries during such period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties;

(5)	solely for the purpose of the covenant described above under the caption “—Certain Covenants—Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person or another Restricted Subsidiary of such Person in respect of such period, to the extent not already included therein;

(6)	the cumulative effect of any change in accounting principles will be excluded;

(7)	(a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Company or a Restricted Subsidiary of the Company, will be excluded;

(8)	the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles—Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(9)	any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(10)	any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges or other effects, in each case, resulting from purchase accounting in connection with the Transactions or any other acquisition prior to or following the Existing 2018 Notes Issue Date will be excluded;

(11)	an amount equal to the tax distributions actually made to the holders of the Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (3) of the definition of “Permitted Payments to Parent” will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(12)	any net gain or loss from Hedging Obligations or in connection with the early extinguishment of Hedging Obligations (including of ASC 815, Derivatives and Hedging) shall be excluded; and

(13)	accruals and reserves that are established or adjusted within 12 months after the Existing 2018 Notes Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

“Continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“CRC Merger” means the transaction pursuant to the agreement and plan of merger dated as of October 29, 2014 with a wholly owned subsidiary of the Company and CRC Health Group, Inc. pursuant to which, among other things, such subsidiary of the Company merged with and into CRC Health Group, Inc. with CRC Health Group, Inc. surviving as a wholly owned subsidiary of the Company.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 31, 2012, as amended, among Acadia Healthcare Company, Inc., its subsidiaries identified therein, the lenders identified therein and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and Fifth Third Bank and Jefferies Finance LLC, as co-syndication agents, and including any related notes, Guarantees, collateral documents, mortgages, instruments and agreements executed in connection therewith, and, in each case, as further amended, restated, modified, renewed, extended, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time, in one or more agreements or indentures (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder, restructuring lien priorities, increasing the amount loaned or issued thereunder or changing the obligations secured or altering the maturity thereof.

“Credit Facilities” means (a) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (b) debt securities, indentures, bonds, notes or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) sold to investors, or (c) instruments or agreements evidencing any other Indebtedness, in each case with banks or other lenders or investors (including without limitation, any private equity fund) and, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, in one or more agreements or indentures (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder, restructuring lien priorities, increasing the amount loaned or issued thereunder or changing the obligations secured or altering the maturity thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under the caption “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided that (1) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; (2) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company, any direct or indirect parent of the Company, or the Company’s Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and (3) any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company or any direct or indirect parent of the Company) or (2) of Equity Interests of a direct or indirect parent of the Company (other than to the Company, a Subsidiary of the Company or any direct or indirect parent of the Company), in each case other than public offerings with respect to the Company’s or any direct or indirect parent company’s common stock required to be registered on Form S-8 (or any successor form) under the Securities Act.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date.

“Existing 2018 Notes” means the Company’s 12.875% Senior Notes due 2018.

“Existing 2018 Notes Issue Date” means November 1, 2011.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by the Company, as certified in an officers’ certificate delivered to the trustee) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of making the computations referred to above, if Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) are made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”), then the Fixed Charge Coverage Ratio will be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period will have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term in excess of 12 months as of the Calculation Date). For purposes of this definition, interest on a Capital Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any pro forma calculations made pursuant to this definition may include adjustments appropriate, in the reasonable determination of the Company, as set forth in an officers’ certificate delivered to the trustee, to reflect adjustments calculated to give effect to any Pro Forma Cost Savings.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capital Lease Obligations, and the net effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Hedging Obligations or other derivatives pursuant to GAAP) and excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees, and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Company’s outstanding Indebtedness; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	all cash dividends, whether paid or accrued, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with GAAP; minus

(4)	the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are applicable to the circumstances, as of the date of determination. For the purposes of the indenture, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Company’s audited financial statements for the fiscal year ended December 31, 2012 for all purposes of this Description of Notes, notwithstanding any change in GAAP relating thereto.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1)	each direct or indirect Domestic Subsidiary of the Company on the Issue Date that guarantees the Company’s Credit Agreement on the Issue Date; and

(2)	any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“HUD Financing” means Indebtedness of HUD Financing Subsidiaries that is insured by the Federal Housing Administration, an organizational unit of the United States Department of Housing and Urban Development.

“HUD Financing Subsidiary” means any Domestic Subsidiary formed solely for the purpose of holding assets pledged as security in connection with any HUD Financing; provided that the designation of a Domestic Subsidiary as a HUD Financing Subsidiary shall be evidenced by an officers’ certificate stating that such Domestic Subsidiary shall be designated as a HUD Financing Subsidiary and certifying that the sole purpose of such HUD Financing Subsidiary shall be to hold assets pledged as security in connection with HUD Financing and that the incurrence of the HUD Financing complies with the provisions of covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, deferred compensation, deferred rent (other than for Capital Lease Obligations), and landlord allowances), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance of deferred and unpaid purchase price of any property or services due more than 60 days after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that contingent obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness. Indebtedness shall be calculated without giving effect to the effects of ASC 815, Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Insurance Subsidiary” means any future Subsidiary of the Company engaged solely in one or more of the general liability, professional liability, health and benefits and workers compensation and any other insurance businesses, providing insurance coverage for the Company, its Subsidiaries and any of its direct or indirect parents and the respective employees, officers or directors thereof.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)	securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act;

(3)	investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are required to be classified as investments on a balance sheet prepared in accordance with GAAP in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding anything in this “Description of the Exchange Notes” to the contrary, for purposes of the covenant described above under the caption “—Certain Covenants—Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of the Company, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means September 21, 2015.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any financing lease in the nature thereof.

“Management Services Termination Fees” means the fees payable to Waud Capital Partners, L.L.C. pursuant to the termination agreement in respect of the professional services agreement by and between Waud Capital Partners, L.L.C. and Parent.

“Merger” means the merger of Merger Sub with and into PHC pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, by and among the Company, Merger Sub and PHC, dated as of May 23, 2011.

“Merger Sub” means Acadia Merger Sub, LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed asset or other consideration received in any other non-cash form), net of the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts applied to the repayment of principal, premium (if any) and interest on Indebtedness that is secured by the property or the assets that are the subject of such Asset Sale or that is otherwise required (other than pursuant to the fifth paragraph of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that to the extent that any amounts are released from such escrow to the Company or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds.

“Non-Recourse Debt” means Indebtedness of the Company or any Subsidiary of the Company:

(1)	as to which neither the Company, nor any of the Company’s Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company, or any of the Company’s Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the trustee and other third parties other than the holders of the notes.

“Parent” means Acadia Healthcare Holdings, LLC (which was liquidated on November 1, 2011, contemporaneously with the Merger).

“Park Royal” means The Pavilion at Health Park, LLC, a Florida limited liability company, d/b/a Park Royal Hospital.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, including the ownership, operation and/or management of hospitals, outpatient clinics, group homes, medical and surgical assets or other facilities or assets that are used or useful in or related to the provision of health care services, education and support services, addiction treatment programs or similar services, or in connection with the ownership, operation and/or management of such hospitals, outpatient clinics, group homes, medical and surgical assets or other facilities or assets ancillary to the provision of health care services, education and support services, addiction treatment programs or similar services or information or the investment in or management, lease or operation of hospitals, outpatient clinics, group homes or medical and surgical assets.

“Permitted Holders” mean (i) each of the Principals, Joey A. Jacobs and Brent Turner, (ii) any Related Party of any of the foregoing persons, (iii) any Person that has no material assets other than the Capital Stock of the Company or any direct or indirect parent of the Company, and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (in each case within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) or (ii) above, holds 50% or more of the total voting power of the Voting Stock thereof, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clause (i) or (ii) above and that, directly or indirectly, holds or acquires beneficial ownership of the Voting Stock of the Company or any direct or indirect parent of the Company (a “Permitted Holder Group”); provided that (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other group (other than a Permitted Holder specified in clause (i) or (ii) above) beneficially owns 50% or more on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company (including in the notes) or in a Restricted Subsidiary of the Company;

(2)	any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of the Company or of any direct or indirect parent of the Company;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations in the ordinary course of business and not for speculative purposes;

(8)	Loans or advances to employees made in the ordinary course of business of the Company or any Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, the Existing 2018 Notes Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on, the Existing 2018 Notes Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Existing 2018 Notes Issue Date or (b) as otherwise permitted under the indenture;

(12)	Investments acquired after the Existing 2018 Notes Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the Existing 2018 Notes Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	Investments by the Company and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(14)	guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;

(15)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)	loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business;

(17)	Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(18)	Investments in joint ventures of the Company or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments (each valued at the time made, without giving effect to subsequent changes in value) made pursuant to this clause (18) that are at the time outstanding, not to exceed in any fiscal year, 7.5% of Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the fiscal year most recently ended for which the Company has delivered financial statements pursuant to the covenant described above under “—Reports”; provided that the aggregate amount of Investments made pursuant to this clause from and after the Issue Date at any time outstanding shall not exceed 10% of Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the fiscal year most recently ended for which the Company has delivered financial statements pursuant to the covenant described above under “—Reports”;

(19)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(20)	loans and advances made by the Company or any of its Restricted Subsidiaries to officers, directors or employees of the Company or the Company’s Restricted Subsidiaries, the proceeds of which are used to purchase Equity Interests of the Company, any direct or indirect parent of the Company, or the Company’s Restricted Subsidiaries in an aggregate principal amount not to exceed $4.0 million at any one time outstanding;

(21)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (6), (9), (10) and (12) of such covenant);

(22)	any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Company or any contribution to the common equity of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (22) will be excluded from clause (c)(2) of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(23)	Physician Support Obligations in an amount not to exceed $4.0 million at any one time outstanding;

(24)	Pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(25)	Guarantees of the Company or any Restricted Subsidiary in connection with the provision of credit card payment processing services;

(26)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by the indenture; and

(27)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (27) that are at the time outstanding not to exceed the greater of (a) $170.0 million and (b) 5.0% of Total Assets at the time of such Investment, at any time outstanding.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (27) above, or is otherwise entitled to be incurred or made pursuant to the covenant contained under “—Certain Covenants— Limitation on Restricted Payments” above, the Company will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or under “—Certain Covenants—Limitation on Restricted Payments.”

“Permitted Liens” means:

(1)	Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Debt” and other Obligations under or pursuant to such Credit Facilities;

(2)	Liens in favor of the Company or the Guarantors;

(3)	Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company; provided that such Liens (a) were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and (b) do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or the surviving entity of any such merger or consolidation;

(4)	Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by the Company or any Subsidiary of the Company; provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of the Company or any of its Subsidiaries;

(5)	Liens, pledges or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, insurance, judgments, surety or appeal bonds, workers’ compensation obligations, performance bonds, unemployment insurance obligations, social security obligations, or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of “Permitted Debt” covering only the assets acquired with or financed by such Indebtedness; provided that individual financings of property or equipment provided by one lender may be cross collateralized to other financings of property or equipment provided by such lender;

(7)	Liens existing on the Issue Date;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees) and any notes (or Note Guarantees) issued in exchange therefor pursuant to the Registration Rights Agreement;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted amount, if applicable), or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, repurchased, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, tender offer, defeasance or discharge;

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases or consignment of goods;

(15)	bankers’ Liens, rights of set-off, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	leases, licenses, sub-leases or sub-licenses of assets (as lessor, lessee, licensor or licensee) in the ordinary course of business;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including the right of set-off or similar rights and remedies);

(21)	customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued including the indenture for the notes;

(22)	Liens permitted to be incurred pursuant to clause (12) of the definition of “Permitted Debt”; provided that such Liens extend solely to the property or assets (or income or profits therefrom) of such Foreign Subsidiary;

(23)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(24)	Liens securing Hedging Obligations entered into in the ordinary course of business and not for speculative purposes; provided that such Hedging Obligations are permitted to be incurred under the indenture;

(25)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under the indenture for so long as such agreements are in effect;

(26)	Liens securing Indebtedness or other Obligations of the Company or a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company permitted to be incurred in accordance with the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and Liens in favor of the Company or a Restricted Subsidiary;

(27)	Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(28)	deposits made in the ordinary course of business to secure liability to insurance earners;

(29)	Liens securing Indebtedness permitted to be incurred pursuant to the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or, at the Company’s election, as of the date of the initial financing commitment of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness), such Indebtedness does not exceed the maximum principal amount of Indebtedness that, as of such date, would cause the Secured Leverage Ratio of the Company to exceed 3.5 to 1.0;

(30)	other Liens with respect to obligations that do not exceed the greater of (a) $85.0 million and (b) 2.5% of Total Assets at the time of incurrence, at any one time outstanding;

(31)	Liens incurred to secure Indebtedness incurred pursuant to clause (23) of the definition of “Permitted Debt”;

(32)	Liens incurred to secure any Treasury Management Arrangement incurred in the ordinary course of business;

(33)	Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary of the Company in connection with any letter of intent or purchase agreement permitted under the indenture;

(34)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(35)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attached to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(36)	Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(37)	Liens arising on any real property as a result of eminent domain, condemnation or similar proceedings against such property; and

(38)	Liens of sellers of goods to the Company or any of its Subsidiaries arising under Article 2 of the UCC in effect in the relevant jurisdiction in the ordinary course of business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses.

For purposes of determining compliance with this definition, (a) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (b) in the event that a Lien (or any portion thereof) meets the criteria of one or more categories of Permitted Liens described above, the Company shall, in its sole discretion, classify (or later reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Permitted Payments to Parent” means the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent of the Company in amounts required for any direct or indirect parent of the Company (and, in the case of clause (3) below, its direct or indirect members), to pay, in each case without duplication:

(1)	general corporate operating and overhead costs and expenses (including without limitation, expenses related to reporting obligations and any franchise taxes and other fees, taxes and expenses required to maintain their corporate existence) of any direct or indirect parent of the Company to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(2)	reasonable fees and expenses (other than to Affiliates of the Company) incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent of the Company;

(3)	with respect to any taxable year, federal, foreign, state and local income or franchise taxes (or any similar or alternative tax in lieu thereof) to the extent reasonably attributable to the ownership of or the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments with respect to any taxable year does not exceed the amount that the Company and its Restricted Subsidiaries (and, if applicable, the Company’s Unrestricted Subsidiaries) would have been required to pay in respect of such federal, foreign, state and local income or franchise taxes with respect to such taxable year were such entities paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate applicable to such taxable year; and

(4)	customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent company of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or, if greater, the committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums and defeasance costs, incurred in connection therewith);

(2)	(A) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged has a final maturity date earlier than the Stated Maturity of the notes, such Permitted Refinancing Indebtedness shall not have a Stated Maturity date earlier than the Stated Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (B) if the Indebtedness being refunded, replaced or refinanced has a Stated Maturity after the Stated Maturity of the notes, such Permitted Refinancing Indebtedness shall not have a Stated Maturity earlier than 90 days after the Stated Maturity of any notes then outstanding;

(3)	such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time it is incurred that is not less than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

provided, however, that Permitted Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary of the Company (other than a Guarantor) that refinances Indebtedness of the Company or a Guarantor or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PHC” means PHC, Inc., a Massachusetts corporation, and its subsidiaries.

“Physician Support Obligation” means a loan to or on behalf of, or a guarantee of indebtedness of, a Qualified Physician made or given by the Company or any of its Subsidiaries (a) in the ordinary course of its business, and (b) pursuant to a written agreement having a period not to exceed five years; provided, however, that any such guarantee of Indebtedness of a Qualified Physician shall be expressly subordinated in right of payment to the notes or the Note Guarantees, as the case may be.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Principals” means (1) Sponsor and (2) one or more investment funds advised, managed or controlled by Sponsor and, in each case (whether individually or as a group) their Affiliates.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, (1) the reductions in costs and other operating improvements or synergies that are implemented, committed to be implemented, the commencement of implementation of which has begun or are reasonably expected to be implemented in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are supportable and quantifiable, as if all such reductions in costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs and (2) all adjustments used in connection with the calculation of “Pro forma adjusted EBITDA” as set forth in the footnotes under the captions “Summary—Summary Historical Condensed Consolidated Financial Data and Unaudited Pro Forma Condensed Combined Financial Data” in the offering memorandum pursuant to which the Outstanding Notes were offered, to the extent such adjustments, without duplication, continue to be applicable to such four quarter period. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the trustee from the Company’s chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that the cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Qualified Physicians” means one or more physicians or health care professionals providing service to patients in a health care facility owned, operated or managed by the Company or any of its Subsidiaries.

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided, that assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary will not qualify as Related Business Assets if they consist of securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of the Company.

“Related Party” means (a) with respect to Waud Capital Partners, L.L.C., (i) any investment fund controlled by or under common control with Waud Capital Partners, L.L.C., any officer or director of the foregoing persons, or any entity controlled by any of the foregoing persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of the Company or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Leverage Ratio” means, with respect to any person, at any date the ratio of (a) the sum of the aggregate outstanding Secured Indebtedness of such person and its Restricted Subsidiaries (other than Secured Indebtedness of the type described in clause (6) of the definition of Indebtedness) as of such date of calculation (determined on a consolidated basis in accordance with GAAP), minus the amount of cash and Cash Equivalents held by such person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) not exceeding $40.0 million, to (b) Consolidated EBITDA of such person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, defeases, redeems or otherwise discharges any Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of the “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA (including for acquisitions).

In the event that any calculation of the Secured Leverage Ratio shall be made as of the date of the initial financing commitment for the applicable Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness (as contemplated by clause (29) of the definition of “Permitted Liens”), such committed amount may thereafter be borrowed without further compliance with such ratio, provided that such entire committed amount shall be included as outstanding Indebtedness in any subsequent calculation of the Secured Leverage Ratio, to the extent the commitment therefor then remains outstanding.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sponsor” means Waud Capital Partners, L.L.C. and its Affiliates (but excluding any of the Sponsor’s portfolio companies).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Transactions” means the Merger, including the payment of the merger consideration in connection therewith, the issuance of the Existing 2018 Notes and the execution of, and borrowings on the Existing 2018 Notes Issue Date under the Credit Agreement, in each case as in effect on the Existing 2018 Notes Issue Date, the pledge and security arrangements in connection with the foregoing, the refinancing of certain Indebtedness in connection with the foregoing and the related transactions described in the prospectus relating to the Existing 2018 Notes, in particular as described under the section thereof entitled “The Transactions,” including the amendment of the Company’s credit facility in contemplation of the Merger, the Management Services Termination Fees and the dividend to the Company’s stockholders.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, cash pooling or netting or setting off arrangements and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2018; provided, however, that if the period from the redemption date to February 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UK Transaction” means the acquisition of the entire issued share capital of Partnerships in Care Investments 1 Limited, a company incorporated in England and Wales, pursuant to that certain Agreement, dated as of June 3, 2014, by and among Piper Holdco 2, Ltd., an indirect wholly owned subsidiary of the Company (as purchaser), The Royal Bank of Scotland plc (as Seller), Partnerships in Care Holdings Limited (as Seller) and the Company.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)

except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as described below, the Exchange Notes will be initially represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with the trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Notes for all purposes under the indenture governing the notes. We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any) and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the global notes (i) if an Event of Default has occurred and is continuing, and such Certificated Securities are requested by DTC or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by the Company within 90 days.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Outstanding Notes for Exchange Notes in the Exchange Offer. It does not contain a complete analysis of all the potential tax considerations relating to the Exchange Offer. This summary is limited to holders of Outstanding Notes who hold the Outstanding Notes as “capital assets” (generally, assets held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, brokers, dealers in securities or currencies, banks and other financial institutions, insurance companies, hybrid entities, real estate investment trusts, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, expatriates and former long-term residents of the United States, or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to partnerships or other pass-through entities for United States federal income tax purposes or investors therein, controlled foreign corporations, passive foreign investment companies, or individual retirement and other tax-deferred accounts;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

This discussion assumes that the Outstanding Notes are treated as indebtedness for United States federal income tax purposes. The United States federal income tax considerations set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof and all of which are subject to change. Holders should particularly note that any such change could have retroactive application so as to result in United States federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to the United States federal income tax consequences to the holders of the Outstanding Notes in the Exchange Offer. The IRS would not be precluded from taking a contrary position.

Exchange Offer

The exchange of your Outstanding Notes for Exchange Notes in the Exchange Offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Outstanding Notes. Accordingly, the Exchange Offer should have no United States federal income tax consequences to you if you exchange your Outstanding Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Outstanding Notes.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OUTSTANDING NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Exchange Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Exchange Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. A fiduciary of a Plan should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors,” in determining whether an investment in the Exchange Notes satisfies these requirements.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Exchange Notes by an ERISA Plan with respect to which we or the purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

ERISA and the Code contain certain exemptions from the prohibited transactions described above and the U.S. Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Statutory exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers or certain of their affiliates. Certain of the U.S. Department of Labor prohibited transaction class exemptions (“PTCEs”) may apply to the acquisition and holding of the Exchange Notes. These class exemptions include, without limitation: PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers; PTCE 90-1, respecting insurance company pooled separate accounts; PTCE 91-38, respecting bank-maintained collective investment funds; PTCE 95-60, respecting life insurance company general accounts; and PTCE 96-23, as amended, respecting transactions determined by in-house asset managers. There can be no assurance that any of these exemptions or any other exemption will be available with respect to the acquisition of the Exchange Notes, or that all of the conditions of any such exemptions will be satisfied.

As a general rule, a governmental plan, as defined in section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in section 3(33) of ERISA, that has not made an election under section 410(d) of the Code (a “Church Plan”), and non-U.S. plans are not subject to the requirements of ERISA or section 4975 of the Code. Although a Governmental Plan, a Church Plan or a non-U.S. plan may not be subject to ERISA or section 4975 of the Code, it may be subject to Similar Laws. A fiduciary of a Governmental Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the Exchange Notes.

Because of the foregoing, the Exchange Notes, or an interest therein, should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

By acceptance of an Exchange Note, or an interest therein, each purchaser and subsequent transferee will be deemed to have acknowledged, represented and warranted to, and agreed that either (a) no portion of the assets used by such purchaser to acquire and hold an Exchange Note, or an interest therein, constitutes assets of a Plan or (b) the acquisition and holding of such Exchange Note, or an interest therein, by the purchaser or transferee, throughout the period that it holds such Exchange Note, or an interest therein, and the disposition of such Exchange Note, or an interest therein, will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, a breach of fiduciary duty under ERISA or a similar violation of any provision of any applicable Similar Laws. Any purported transfer of an Exchange Note, or an interest therein, to a transferee that does not comply with the foregoing requirements without the written consent of the Company shall be null and void ab initio.

The Exchange Offer is not a representation by us that an acquisition of the Exchange Notes meets all legal requirements applicable to investments by Plans or entities whose underlying assets include assets of a Plan, or that such an investment is appropriate for any particular Plan or entities whose underlying assets include assets of a Plan.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Exchange Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the Exchange Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes if the Outstanding Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the Exchange Offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the Exchange Offer, other than commissions or concessions of any brokers or dealers. We will indemnify each participating broker-dealer against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

Prior to the Exchange Offer, there has not been any public market for the Outstanding Notes. The Outstanding Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The holders of Outstanding Notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their Outstanding Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. We do not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised us that they currently intend to make a market in the Exchange Notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

The validity of the Exchange Notes, the related guarantees and other legal matters will be passed upon for us by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee. Certain matters under Arkansas law will be passed upon by Dover Dixon Horne PLLC. Certain matters under Arizona, Nevada and New Mexico law will be passed upon by Lewis Roca Rothgerber LLP. Certain matters under California law will be passed upon by Austin Stewart, Esq. Certain matters under Florida law will be passed upon by Carlton Fields Jorden Burt, P.A. Certain matters under Georgia law will be passed upon by Sanders, Ranck & Skilling, P.C. Certain matters under Indiana, Virginia and West Virginia law will be passed upon by Frost Brown Todd LLC. Certain matters under Kansas law will be passed upon by Polsinelli PC. Certain matters under the laws of the Commonwealth of Massachusetts will be passed upon by Locke Lord LLP. Certain matters under Mississippi and Louisiana law will be passed upon by Jones Walker LLP. Certain matters under Missouri law will be passed upon by Husch Blackwell LLP. Certain matters under Montana law will be passed upon by Karell Dyre Haney PLLP. Certain matters under Ohio law will be passed upon by Ice Miller LLP. Certain matters under Oklahoma law will be passed upon by McAfee & Taft A Professional Corporation. Certain matters under Oregon law will be passed upon by Davis Wright Tremaine LLP. Certain matters under Pennsylvania law will be passed upon by Meyer, Unkovic & Scott LLP. Certain matters under South Carolina law will be passed upon by Nelson Mullins Riley & Scarborough LLP. Certain matters under Texas law will be passed upon by McGuire Craddock & Strother, P.C. Certain matters under Wisconsin law will be passed upon by Lindquist & Vennum LLP.

EXPERTS

The consolidated financial statements of Acadia Healthcare Company, Inc., included in Acadia Healthcare Company Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Acadia Healthcare Company, Inc.’s internal control over financial reporting as of December 31, 2014 (excluding the internal control over financial reporting of Partnerships in Care, McCallum Place, Croxton Warwick Lodge, and Skyway House), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Acadia Healthcare Company, Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Partnerships in Care, McCallum Place, Croxton Warwick Lodge, and Skyway House from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CRC Health Group, Inc. and subsidiaries as of and for the year ended December 31, 2014, incorporated in this Prospectus by reference from the Current Report on Form 8-K of Acadia Healthcare Company, Inc., have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the February 11, 2015 acquisition of CRC Health Group, Inc. by Acadia Healthcare Company, Inc.). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CRC Health Group, Inc. and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated in this Prospectus by reference from the Current Report on Form 8-K of Acadia Healthcare Company, Inc., have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of Partnerships in Care Limited 1 as of December 31, 2013, December 31, 2012 and December 31, 2011 and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-4 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits filed with the registration statement, and the documents that we reference under the caption “Incorporation of Certain Documents by Reference.”

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the operation of the Public Reference Room. Our SEC filings, including the complete registration statement of which this prospectus is a part, are also available to the public at the SEC’s website at http://www.sec.gov.

We make available free of charge through our website, which you can find at http://www.acadiahealthcare.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or contained in another document filed with the SEC in the future which itself is incorporated into this prospectus.

We are incorporating by reference the following documents, which we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	our Current Reports on Form 8-K filed with the SEC on June 9, 2014, January 28, 2015, February 4, 2015, February 6, 2015, February 12, 2015, February 24, 2015, May 4, 2015, May 6, 2015, May 11, 2015, May 22, 2015, July 2, 2015, August 13, 2015, September 14, 2015, September 15, 2015 and September 21, 2015 (other than information furnished pursuant to Item 2.02 or Item 7.01 of the Current Report on Form 8-K, unless expressly stated otherwise therein); and

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from our definitive proxy statement on Schedule 14A, filed on April 10, 2015.

We incorporate by reference any documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to termination of the offering made by this prospectus (other than, in each case, information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus. Requests for documents should be submitted in writing to Acadia Healthcare Company, Inc., 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, Attention: Chief Financial Officer. Our telephone number at that address is (615) 861-6000. Our website is at www.acadiahealthcare.com. Information available on our website does not constitute part of this prospectus.

$275,000,000

Acadia Healthcare Company, Inc.

Exchange Offer for the

5.625% Senior Notes due 2023

issued on September 21, 2015

Prospectus

October 22, 2015

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.